Exhibit 4.44

EXECUTION VERSION

UP TO USD 385,000,000

SENIOR SECURED TERM loan AND REVOLVING CREDIT FACILITY AGREEMENT dated 29 January 2019

for

Höegh LNG Partners LP

as Borrower

and

the Subsidiaries of the Borrower each listed in Part I of Schedule 2 herein as Guarantors

with

Nordea Bank Abp, filial i Norge

as Bookrunner

Nordea Bank Abp, filial i Norge

as Coordinator

arranged by

Nordea Bank Abp, filial i Norge, Swedbank AB (publ), Sumitomo Mitsui Banking

Corporation, Credit Suisse AG, BNP Paribas and Commonwealth Bank of Australia

as Mandated Lead Arrangers

and

The financial institutions set out herein

as Original Lenders

with

Nordea Bank Abp, filial i Norge

acting as Agent and Security Agent

www.bahr.no

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Schedule 1 Lenders and Commitments

Schedule 2 Guarantors and Security Providers

Schedule 3 Vessel owners, Vessels and Tranches

Schedule 4 Conditions Precedent

Schedule 5 Requests

Schedule 6 Form of Accession Letter

Schedule 7 Form of Resignation Letter

Schedule 8 Form of Transfer Certificate

Schedule 9 Repayments

Schedule 10 Form of Guarantee

Schedule 11 Form of Compliance Certificate

Schedule 12 Structure Chart

Schedule 13 Quiet Enjoyment Letter

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THIS SENIOR SECURED TERM LOAN AND REVOLVING CREDIT FACILITY AGREEMENT (the “Agreement”) is dated 29 January 2019 and made between:

(1)	Höegh LNG Partners LP, a Marshall Islands limited partnership, as Borrower (the “Borrower”);

(2)	The companies listed as Guarantors in Part I of Schedule 2 (Guarantors and Security Providers), as joint and several guarantors;

(3)	Nordea Bank Abp, filial i Norge of Essendrops gate 7, 0368 Oslo, Norway, organisation number 920 058 817, as bookrunner (the “Bookrunner”);

(4)	Nordea Bank Abp, filial i Norge of Essendrops gate 7, 0368 Oslo, Norway, organisation number 920 058 817, as coordinator (the “Coordinator”);

(5)	Nordea Bank Abp, filial i Norge, Swedbank AB (publ), Sumitomo Mitsui Banking Corporation, Credit Suisse AG, BNP Paribas and Commonwealth Bank of Australia as mandated lead arrangers (the “Mandated Lead Arrangers”);

(6)	Eksportkreditt Norge AS with registered offices at Hieronymus Heyerdahls gate 1, 0160 Oslo, Norway (or any other entity replacing this entity) (“Eksportkreditt”);

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments) as original commercial lenders (the “Original Commercial Lenders”), together with Eksportkreditt the “Original Lenders”;

(8)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments) as original commercial guarantors (the “Original Commercial Guarantors”)

(9)	THE ENTITIES listed in Schedule 1 (Lenders and Commitments) as hedge counterparties (the “Hedge Counterparties”); and

(10)	Nordea Bank Abp, filial i Norge of Essendrops gate 7, 0368 Oslo, Norway, organisation number 920 058 817, as the “Security Agent” and as facility agent (in its capacity as facility agent, hereafter referred to as the “Agent”).

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account Bank” means the Security Agent or, to the extent the Security Agent is not able to offer accounts in a jurisdiction, any other bank or financial institution approved by the Majority Lenders.

“Account Charges” means agreements for the first priority charge of any amounts credited to the Earnings Accounts, to be made between the relevant Obligor and the Security Agent (on behalf of the Finance Parties) as first priority collateral for the Obligors' obligations under the Finance Documents provided however that all amounts deposited to the Earnings Accounts shall be freely available to the respective account holder unless and until the Account Bank has received a notification that an Event of Default has occurred after which the amounts shall thereafter be blocked.

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“Accounting Principles” means in respect of the Obligors, generally accepted accounting principles in its jurisdiction of incorporation or formation and in the United States of America, in each case including IFRS.

“Additional Guarantor” means each company which becomes an Additional Guarantor in accordance with Clause 29.2 (Additional Guarantors).

“Affiliate” means, in relation to any legal person, a Subsidiary of that legal person or a Holding Company of that legal person or any other Subsidiary of that Holding Company.

“Approved Brokers” means the ship broker/consultancy firms Affinity (Shipping) LLP, Braemar Seascope, Fearnleys A/S and Clarksons or such other reputable and independent consultancy or ship broker firm approved by the Agent.

“Approved Classification Society” means DNV GL, Lloyds, BV, ABS or another leading classification society being member of the International Association of Classification Societies (except for China Classification Society) and approved by the Agent.

“Approved Jurisdiction of Incorporation” means Bermuda, Cayman Islands, Cyprus, the Republic of Marshall Islands, The Netherlands, Singapore or any other jurisdiction of incorporation or formation approved by the Agent.

“Approved Ship Registry” means the ship registry of Norway, the Republic of Marshall Islands, Singapore, Cayman Islands, UK, Cyprus, Malta, and to the extent required for the purpose of a bareboat charter registration, Belgium, or such other ship registry as approved by the Agent.

“Arrangers” means the Bookrunners and Underwriters and the Mandated Lead Arrangers.

“Assignment of Charterparties” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of all rights and benefits under each Charterparty with a term in excess of 12 months (including the exercise of any optional extension) and the proceeds of any Requisition Compensation (subject to execution of a Quiet Enjoyment Letter (if required by a Charterer) and in case of the existing charter relating to Höegh Grace as of the date of this Agreement, in the form and substance as set out in Schedule 13 (Quiet Enjoyment Letter), to be made between the relevant Obligor and the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents.

“Assignment of Earnings” means an assignment agreement for the first priority general assignment over any Vessel Owner’s or Intra-Group Charterer’s Earnings, to be made between that party and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents.

“Assignment of Hedging Agreements” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of the relevant Obligor's rights under the hedging arrangement to be made between that Obligor and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents.

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“Assignment of Insurances” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of all proceeds payable under the Insurances for each Vessel, to be made between the relevant Obligors and any other party having interests in the Insurances and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents.

“Assignment of Intra-Group Loans” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of all proceeds payable to each creditor under the Intra-Group Loans or Parent Group Loans (in the case of a Parent Group Loan, where required under the terms of this Agreement), to be made between the relevant creditor and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to the Term Loan Facility, the period from and including the date of this Agreement to and including the date falling 30 days after the date of this Agreement; and

(b)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling 30 days prior to the Maturity Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means any of (i) Break Cost Floating Interest and/or, if relevant, (ii) Break Cost CIRR Interest.

“Break Cost CIRR Interest” means:

(a)	The amount (if any) determined by Eksportkreditt by which:

(i)	the value of the interest amount which Eksportkreditt should have received by applying the CIRR Interest Rate on the Loan or Loans under the Eksportkreditt Tranche for the period starting on the date of prepayment of the Loan or Loans under the Eksportkreditt Tranche to (and including) the Maturity Date for the Eksportkreditt Tranche. Such amount shall be calculated to take into account all of the scheduled relevant repayment dates of the Eksportkreditt Tranche and according to the agreed repayment schedule, as if the Loan or Loans under the Eksportkreditt Tranche had been paid on all of the scheduled repayment dates to and including the Maturity Date for the Eksportkreditt Tranche;

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exceeds

(ii)	the value of the interest amount Eksportkreditt would be able to obtain by placing an amount equal to the Loan or Loans under the Eksportkreditt Tranche at the Prepayment Swap Rate for the period starting on the date of prepayment of the Loan or Loans under the Eksportkreditt Tranche to (and including) the Maturity Date for the Eksportkreditt Tranche and following the scheduled repayment dates and agreed repayment schedule of the Eksportkreditt Tranche.

(b)	For the purpose of this definition; “Prepayment Swap Rate” means the fixed interbank interest swap rate quoted by a reputable capital market information provider (i.e. Bloomberg, Thomson Reuters, etc.) for a period starting on the date of repayment of the Loan or Loans under the Eksportkreditt Tranche and ending on the Maturity Date for the Eksportkreditt Tranche. Such amount shall be calculated to take into account all of the scheduled repayment dates to and including the Maturity date for the Eksportkreditt Tranche.

(c)	The Prepayment Swap Rate will also be used as discount factor to calculate the net present value of any positive difference between (i) and (ii) above. The calculation shall be determided by Eksportkreditt.

“Break Costs Floating Interest” the amount (if any) by which:

(a)	the interest (but excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Zurich, Basel, Paris and Oslo (or any other relevant place of payment under Clause 34 (Payment mechanics)).

“Change of Control Event” means the occurrence of any of the following events:

(a)	if Leif O. Høegh, Morten W. Høegh and/or any of their direct linear descendants (the “Individuals”) as well as any trusts of which the Individuals are the principal beneficiaries of:

(i)	cease to beneficially own and control (directly or indirectly) jointly at least 20 per cent. (20%) of the issued share capital and voting rights of the Parent, other than as a result of a dilution following an issuance of new equity; or

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(ii)	are no longer jointly the largest shareholder of the Parent;

(b)	if the Parent and/or any companies directly wholly owned and controlled by the Parent:

(i)	cease to beneficially own either jointly or severally at least 25 per cent. (25%) of the Borrower; or

(ii)	cease to control (directly or indirectly) the general partner of the Borrower; or

(c)	if a majority of the board of directors of the Borrower ceases to consist of directors that were recommended for election by a majority of the appointed directors of the Borrower.

“Charterparty” means any contract for employment, service and/or operation of a Vessel made or to be made by any Vessel Owner or Intra-Group Charterer in favour of a Charterer.

“Charterer” means any third party charterer (being, for the avoidance of doubt, not a member of the Parent Group or the Group) of a Vessel under a Charterparty.

“CIRR Interest Rate” means 2.38 per cent. (2.38%) per annum in relation to the Term Loan for the Vessel Höegh Gallant and 2.27 per cent. (2.27%) per annum in relation to the Term Loan for the Vessel Höegh Grace.

“Closing Date” means the date of this Agreement, however, no later than 31 January 2019.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Guarantor” means:

(a)	any Original Commercial Guarantor; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Commercial Guarantor in accordance with Clause 28 (Changes to the lenders),

which in each case has not ceased to be a Commercial Guarantor in accordance with the terms of this Agreement.

“Commercial Guarantee Commission” means a guarantee premium of 1.60 per cent. (1.60%) per annum calculated on the amount of the Commercial Guarantors’ liability under the Eksportkreditt Tranche.

“Commercial Lenders” means:

(a)	any Original Commercial Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Commercial Lender in accordance with Clause 28 (Changes to the lenders),

which in each case has not ceased to be a Commercial Lender in accordance with the terms of this Agreement.

“Commercial Guarantee” means the guarantee issued or to be issued by the Commercial Guarantors pursuant to the terms of this Agreement in favour of Eksportkreditt, guaranteeing the repayment of all outstanding amounts under the Eksportkreditt Tranche, substantially in the form set out in Schedule 10 (Form of Guarantee).

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“Commercial Guarantee Expiry Date” means the last day the Commercial Guarantors are under any liability under the Commercial Guarantee, which shall be no later than the Maturity Date for the Commercial Tranche, however, so that Eksportkreditt shall have the right to present a claim under the Commercial Guarantee for a period of three (3) months thereafter.

“Commercial Tranche” means the Tranche made available under this Agreement as described in Clause 2.1 (The Facilities and the Loans).

“Commercial Tranche Commitment” means:

(d)	in relation to an Original Commercial Lender, the amount in USD set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(e)	in relation to any other Commercial Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment” means a Commercial Tranche Commitment, an Eksportkreditt Tranche Commitment or a Revolving Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidential information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

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(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) no. 648/2012.

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date of the Loan in accordance with Clause 5.3 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

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(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any member of the Parent Group or Group and which arise out of the use of or operation of the Vessels, including (but not limited to):

(a)	all freight, hire and passage moneys payable to any member of the Parent Group or Group, including (without limitation) payments of any nature under the Charterparties, or any other charter or agreement for the employment, use, possession, or operation of the Vessels;

(b)	any claim under any guarantees related to freight and hire payable to any member of the Parent Group or Group as a consequence of the operation of the Vessels;

(c)	compensation payable to any member of the Parent Group or Group in the event of any requisition of the Vessels or for the use of the Vessels by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessels payable to any member of the Parent Group or Group;

(e)	demurrage and retention money receivable by any of member of the Parent Group or Group in relation to the Vessels;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Vessel; and

(h)	any other money whatsoever due or to become due to any member of the Parent Group or Group from third parties in relation to the Vessels.

“Earnings Accounts” means the bank account(s) of each of the Vessel Owners and Intra-Group Charterers, which shall be held with the Account Bank or such other banking institution as the Majority Lenders may approve and into which the respective Earnings from time to time shall be paid during the Security Period.

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“Egyptian Guarantee” means the Norwegian law “selvskyldnergaranti” issued by Egyptian Guarantor in favour of the Security Agent on or about the date of this Agreement pursuant to which the Egyptian Guarantor has guaranteed all the Secured Obligations.

“Egyptian Guarantor” means Höegh LNG Egypt LLC.

“Eksportkreditt Account” means 7694.05.17008 with DNB Bank ASA (DNBANOKK) IBAN: NO8776940517008 for account: Eksportkreditt Norge AS.

“Eksportkreditt Tranche Commitment” means USD 56,166,667.

“Eksportkreditt Tranche” means the Tranche made available under this Agreement as described in Clause 2.1 (The Facilities and the Loans).

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessels and for the operation of the business of any member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Incident” means, regardless of cause:

(a)	any actual discharge or release of Environmentally Sensitive Material from the Vessels;

(b)	any incident in which Environmentally Sensitive Material is discharged or released from a vessel (other than the Vessels) which involves collision between any of the Vessels and such other vessel or some other incident of navigation or operation, in either case, where any of the Vessels, its Managers and/or an Obligor are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part), or;

(c)	any incident in which Environmentally Sensitive Material is discharged or released from a vessel (other than the Vessels) and where any of the Vessels is actually or potentially liable to be arrested as a result and/or where an Obligor are actually, contingently or allegedly at fault or otherwise howsoever liable.

“Environmental Law” means any applicable law, regulation convention or treaty which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	the generation or any emission, or the handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to any living organism or the environment, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

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“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is regulated, prohibited or penalised by or pursuant to an Environmental Law.

“Event of Default” means any of the events or circumstances specified as such in Clause 27 (Events of default).

“Existing Eksportkreditt Facility” means the Eksportkreditt Facility (as defined in the Existing Facilities Agreement), being one of the Existing Facilities, whereof approximately USD 56,166,667 is outstanding at the date of this Agreement.

“Existing Eksportkreditt Loans” means the principal amount outstanding of the loan(s) provided by Eksportkreditt under the Existing Eksportkreditt Facility, the principal amount being USD 56,166,667 at the date of this Agreement.

“Existing Facilities” means the facilities made available under the Existing Facilities Agreement whereof approximately USD 303,242,708 is outstanding at the date of this Agreement.

“Existing Facilities Agreement” means the USD 412,000,000 senior secured credit facility originally dated 11 April 2014 and entered into by, inter alia, Höegh LNG FSRU III Ltd. and Höegh LNG FSRU VI Ltd. as borrowers and Nordea Bank AB (publ), filial i Norge as agent.

“Existing Loans” means each loan under the Existing Facilities Agreement.

“Facility” means the Term Loan Facility and/or the Revolving Facility, as the case may be.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

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“FATCA Application Date” means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the United States of America), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letters” means any letter or letters dated on or about the date of this Agreement between a Finance Party and an Obligor setting out any of the fees referred to in Clause 14 (Fees).

“Finance Document” means this Agreement, the Transaction Security Documents, the Egyptian Guarantee, any Commercial Guarantee, any Hedging Agreements, the Utilisation Requests, any Selection Notice, any Transfer Certificate, each Compliance Certificate, any Fee Letters and any other document designated as a Finance Document by the Agent and the Obligors.

“Finance Party” means each of the Agent, the Security Agent, the Arrangers, the Lenders, the Commercial Guarantors and the Hedge Counterparties.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles in force at the date of this Agreement, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

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(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) at any time prior to the end of the Security Period or are otherwise classified as borrowings under the Accounting Principles);

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise financing or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;
(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles;

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financial Support” means the granting of loans, guarantees, credits, indemnities or other forms of financial support having the same effect.

“First Utilisation Date” means the date at which the Borrower makes the first Utilisation of the Facility.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph a)(ii) of Clause 13.4 (Cost of funds).

“Group” means the Borrower and its Subsidiaries from time to time.

“Guarantees” means the guarantee(s) and indemnity(-ies) provided by the Guarantors pursuant to Clause 20 (Guarantee and indemnity).

“Guarantee Obligations” means the obligations of the each of the Guarantors pursuant to Clause 20 (Guarantee and Indemnity).

“Guarantor” means the Vessel Owners, the Intra-Group Charterers and the Egyptian Guarantor listed as Guarantors in Part I of Schedule 2 (Guarantors) and any Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29.3 (Resignation of a Guarantor).

“Hedging Agreement” means any master agreement, schedule, confirmation or other document entered into, to be entered into by any of the Obligors and a Hedge Counterparty on the form of a 2002 ISDA Master Agreement, for the purpose of hedging interest rate liabilities or other risks in relation to the Facility on a non-speculative basis and designated as a “Finance Document” by the Obligors and the relevant Hedge Counterparty.

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“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

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(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(f)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(g)	is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof;

(h)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(i)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(j)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(k)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (j) above; or

takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Indemnified Person” means each Finance Party and its respective directors, officers, employees, agents or other representatives in their capacity and role as such.

“Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Agent (acting on the instructions from the Majority Lenders) and comply with the requirements under Clause 26.3 (Insurance), such insurance report to be prepared by Marsh, or such other reputable insurance advisor approved by the Agent, for the cost of the Borrower, and addressed to, and capable of being relied upon by, the Finance Parties.

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 26.3 (Insurances) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Vessels (including claims of whatsoever nature and return of premiums).

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“Intra-Group Charterer” means a Subsidiary of the Parent and/or the Borrower which is a party to a Charterparty.

“Intra-Group Loans” means any intra-group loan or advances made:

(a)	by any Obligor to another Obligor; or

(b)	by any other member of the Group to any Obligor.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)       the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11.00 a.m. (Oslo time) on the Quotation Day for USD, and if any such rate is below zero, LIBOR will be deemed to be zero.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as amended or supplemented from time to time.

“ISSC” means an International Vessel Security Certificate issued under the ISPS Code.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Norwegian Limitation Act of 18 May 1979;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Lenders” means:

(a)	any Original Lender; and

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(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 28 (Changes to the lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in USD:

(a)	the applicable Screen Rate as of 11:00 a.m. (London time) on the Quotation Day for LIBOR and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 13.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a Term Loan and/or a Revolving Facility Loan, as the case may be.

“Majority Lenders” means any Commercial Lender(s) or Commercial Guarantor(s) whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Management Agreements” means any agreement entered into between the Managers and the Obligors with respect to the technical and commercial management of the Vessels.

“Manager” means any member of the Parent Group or the Group appointed as the commercial and/or technical manager or operator of a Vessel, or such other manager as consented to by the Majority Lenders in respect of technical or commercial management of the Vessels.

“Managers’ Undertakings” means, in respect of the Vessels, undertakings (in form and substance satisfactory to all the Finance Parties) from each of the Managers in favour of the Security Agent (on behalf of the Finance Parties) pursuant to which the Managers will undertake, inter alia, to subordinate, at all times until the end of the Security Period, all rights claims or liens they may have against the Vessels or the Obligors to the rights of the Finance Parties in accordance with Clause 25.21 (No change of operations).

“Margin” means 2.30 per cent. (2.30%) per annum.

“Market Value” means the fair market value of each of the Vessels, being the average of valuations of the Vessels obtained from two (2) Approved Brokers appointed by the Borrower, without physical inspection of the Vessels, on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any charter and/or similar arrangement and after deduction of the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale. If the valuations obtained from two (2) of the Approved Brokers differ by a margin of more than 10%, a third valuation of the relevant Vessel(s) from an Approved Broker appointed by the Agent (acting on instructions of the Majority Lenders) shall be obtained and the Market Value shall be the average of three (3) valuations.

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“Material Adverse Effect” means in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents;

(c)	the right and remedies of the Finance Parties pursuant to the Finance Documents; or

(d)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of the Finance Documents.

“Maturing Revolving Facility Loan” shall have the meaning ascribed to such term in Clause 8.2 (Repayment of Revolving Facility Loans)

“Maturity Date” means:

(a)	in relation to the Commercial Tranche and the Revolving Facility, the date falling on the 7th anniversary of the Closing Date,

(b)	in relation to the Eksportkreditt Tranche, 30 October 2026 and 30 March 2028 for the respective Loans thereunder.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgages” means each of the first priority and cross-collateralised mortgages and (if applicable) any appurtenant deed of covenants thereto, to be executed by the respective Obligor against each of the Vessels and registered in an Approved Ship Registry in favour of the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents.

“New Commercial Guarantees” means one or more unconditional and irrevocable on demand guarantee(s) issued by the Commercial Guarantors or any other bank(s) acceptable to Eksportkreditt in form an substance satisfactory to Eksportkreditt for the benefit of Eksportkreditt to secure (in whole or in part) the repayment of all outstanding amounts under the Eksportkreditt Tranche, such guarantee(s) to become effective not later than on the Commercial Guarantee Expiry Date.

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“New Lender” has the meaning given to that term in Clause 28 (Changes to the Lenders).

“New Revolving Facility Loan” shall have the meaning ascribed to such term in Clause 8.2 (Repayment of Revolving Facility Loans).

“Non-Consenting Lender” has the meaning given to that term in Clause 40.7 (Replacement of Lender).

“Obligors” means the Borrower and the Guarantors, and an “Obligor” means any of them.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2017.

“Parent” means Höegh LNG Holdings Ltd.

“Parent Group” means the Parent and its Subsidiaries from time to time.

“Parent Group Loan” means any loan from a member of the Parent Group (which is not a member of the Group) to an Obligor.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means;

(a)	liens created pursuant to the Finance Documents;

(b)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement but only so long as:

(i)	such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors; and

(ii)	such arrangement does not give rise to other Security Interest over the assets of Obligors in support of liabilities of members of the Group which are not Obligors.

(c)	any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Obligor in its ordinary course of trading, on arm’s length terms and pursuant to the supplier’s standard and usual terms and conditions;

(d)	any lien arising by operation of law and in the ordinary course of trading or operation and securing obligations not more than thirty (30) days overdue;

(e)	liens for current crews’ wages and salvage; and

(f)	any salvage or ship repairer’s or outfitter’s possessory lien arising by operation of law.

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“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Quiet Enjoyment Letter” means a letter agreement substantially in the form set out in Schedule 13 (Quiet Enjoyment Letter) entered or to be entered into between the Agent (on behalf of the Finance Parties) and the relevant Charterer, if required by the relevant Charterer pursuant to the Charterparty, regulating the enforcement of a Mortgage on terms acceptable to all Lenders (acting reasonably) and which shall include a step-in right for the Lenders.

“Quotation Day” means, in relation to any Interest Period, the day occurring two (2) Business Days prior to the commencement of that Interest Period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the assets subject to Transaction Security.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to LIBOR as either:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or

“Reference Banks” means each of the Original Lenders (except for BNP Paribas and Commonwealth Bank of Australia) or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor and a Security Provider:

(a)	its jurisdiction of incorporation or formation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security Interest to be created by it under any Transaction Security Document is situated;

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(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern this Agreement and the perfection of any of the Security Interest granted under any Transaction Security Documents entered into by it.

“Relevant Person” means:

(a)	Borrower/Obligors and each of its/their Subsidiaries; and

(b)	each of its/their directors, officers and employees.

“Repeating Representations” means each of the representations set out in Clause 22 (Representations) except those set out in Clause 22.5 (Validity and admissibility in evidence), Clause 22.7 (No deduction of Tax) Clause 22.9 (No default), Clause 22.10(c) (No misleading information), Paragraph (c) of Clause 22.11 (Financial statements) Clause 22.13 (No proceedings pending or threatened) Clause 22.17 (No winding-up), Clause 22.18 (The Vessels), Clause 22.19 (ISM Code and ISPS Compliance), Clause 22.20 (Compliance with laws and Environmental Claims), and Clause 22.27 (Insurance).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition” means the requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation howsoever for any reason of a Vessel by any government entity or other competent authority whether dejure or de facto that shall exclude requisition for use or hire not involving requisition of title.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.

“Resignation Letter” means a document substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Party” means a person that:

(a)	is listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)	is located in or incorporated under the laws of or is organised or is resident in any country or territory that is or whose government is the target of comprehensive, country- or territory wide Sanctions (a “Sanctioned Country”); or

(c)	is directly or indirectly owned fifty per cent. (50%) or more or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above;

(d)	is otherwise the specific subject of any Sanctions.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Facilities and the Loans).

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“Revolving Facility Commitment” means:

(f)	in relation to an Original Commercial Lender, the amount in USD set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(g)	in relation to any other Commercial Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility in accordance with the terms of this Agreement or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more New Revolving Facility Loans:

(a)	made or to be made on the same day that a Maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the Maturing Revolving Facility Loan;

(c)	made or to be made to the Borrower for the purpose of refinancing that Maturing Revolving Loan.

“Sanctions” means any applicable laws, regulation or orders concerning trade, economic or financial sanctions or restrictive measures or embargoes enacted, administered, enforced or imposed by any Sanctions Authority.

“Sanctions Authority” means the Norwegian State, the United Kingdom, the United Nations Security Council, the European Union, the member states of the European Union, the United States Department of the Treasury’s Office of Foreign Assets Control (OFAC), the United States Department of State, the French Republic, Her Majesty’s State, the Swiss Confederation, the Commonwealth of Australia and/or any other sanctions authority relevant to any Obligor and any authority acting on behalf of any of them in connection with Sanctions.

“Sanctions List” means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority; and/or

(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority;

in all cases, from time to time.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and the relevant period (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), in each case, displayed on the appropriate page of the Thomson Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters). If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

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“Secured Obligations” means all obligations and liabilities of each Obligor under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents.

“Secured Party” means a Finance Party, a Receiver or any Delegate.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Obligors and the Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrower has no future or contingent liability under any provision of this Agreement and the other Finance Documents; and

(d)	the Agent and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created under or pursuant to a Finance Document.

“Security Provider” means the members of the Group or Parent Group (other than the Obligors) listed in Part II of Schedule 2 (Guarantors and Security Providers) and any other Party which pursuant to the provisions of Clause 21 (Security) is obliged to grant any of the Transaction Security Documents.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 5 (Requests) given in accordance with Clause 12 (Interest Periods) in relation to a Loan.

“Separate Loan” shall have the meaning ascribed to such term in Clause 8.2 (Repayment of Revolving Facility Loans).

“Share Charge” means each share charge agreement (whether by way of a separate agreement or an agreement containing other security) which is collateral to the Finance Documents for the first priority charge over all of the shares issued by each Guarantor as required by this Agreement between the relevant shareholder and the Security Agent (for the benefit of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents.

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“Social Claim” means any claim, proceeding or investigation by any party in respect of any Social Incident or Social Law matter.

“Social Incident” means, in relation to any of the Vessels, any incident or related to facilities to staff or contractors and fines or sanctions from labour authorities.

“Social Law” means any applicable law or regulation, convention or treaty in any jurisdiction in which any Obligor or Manager conducts business and which is binding on such entity and relates to labour or human right issues.

“Solvent” means in relation to a corporation or limited liability company, solvent within the meaning of the applicable laws of its jurisdiction of formation and/or United States federal bankruptcy law.

“SPEC Contract” means the contracts in place at the date of this Agreement between Höegh LNG FSRU IV Ltd. and Höegh LNG Colombia SAS (respectively) and Sociedad Portuaria El Cayao S.A. E.S.P in respect of the lease and operation of the Vessel Höegh Grace.

“Subordination Agreement” means the subordination agreement (in form and substance satisfactory to all the Finance Parties) to be entered into by any creditor under any Intra Group Loan or Parent Group Loan, as the case may be, in favour of the Security Agent pursuant to which the relevant creditor will agree to, inter alia, subordinate such Intra-Group Loan or Parent Group Loan.

“Subsidiary” means an entity over which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50% of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan” shall have the meaning given to that term in Clause 2.1 (The Facilities and the Loans).

“Term Loan Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facilities and the Loans).

“Term Loan Facility Commitments” means:

(a)	in relation to an Original Commercial Lender, the amount in USD set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Commercial Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

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“Total Commitments” means the aggregate of the Total Term Loan Facility Commitments and the Total Revolving Facility Commitments, being a maximum principal amount of up to the lower of (i) USD 385,000,000 or (ii) the aggregate of seventy five per cent. (75%) of the Market Value of Höegh Grace and sixty five per cent. (65%) of the Market Value of Höegh Gallant, which shall be tested on the First Utilisation Date.

“Total Commercial Tranche Commitments” means the aggregate of the Commercial Tranche Commitments, being USD 263,833,333 at the date of this Agreement.

“Total Eksportkreditt Tranche Commitments” means the aggregate of the Eksportkreditt Tranche Commitments, being USD USD 56,166,667 at the date of this Agreement.

“Total Term Loan Facility Commitments” means the aggregate of the Total Commercial Tranche Commitments and the Eksportkreditt Tranche Commitments.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being the lower of (i) USD 65,000,000 or, (ii) the Total Commitments less the Total Commercial Tranche Commitments and the Total Eksportkreditt Tranche Commitments at the date of this Agreement.

“Total Loss” means, in relation to any Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of that Vessel;

(b)	the Requisition of that Vessel; or

(c)	any hijacking, theft, arrest, expropriation, confiscation or acquisition of that Vessel (other than Requisition), whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding requisition for hire for a period not exceeding six (6) Months without any right of extension) unless it is within one (1) Month from the Total Loss Date redelivered to the full control of the relevant Vessel Owner and/or the Borrower.

“Total Loss Date” means:

(a)	in the case of an actual Total Loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged Total Loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a Total Loss is subsequently admitted by the insurers or a Total Loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Vessel Owner and/or the Borrower with the Vessel's insurers in which the insurers agree to treat the Vessel as a Total Loss; or

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(c)	in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the Total Loss occurred.

“Tranche” shall have the meaning given to that term in Clause 2.1 (The Facilities and the Loans).

“Tranche Repayment Date” means each of the dates when a Loan shall be repaid, being the dates specified in Schedule 9 Repayments.

“Tranche Repayment Instalment” means the consecutive repayments to be made by the Borrower for the respective Tranche on each consecutive Tranche Repayment Date in such amount as set out in Schedule 9 (Repayments).

“Transaction Security” means the Security Interests created or expressed to be created in favour of the Security Agent (on behalf of the Finance Parties) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the security documents as may be entered into from time to time pursuant to Clause 21 (Security).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” means United States Dollars, being the lawful currency in the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I or Part III (as applicable) of Schedule 5 (Requests).

“VAT” means value added tax as provided for in the Norwegian Value Added Tax Act of 2009 no. 58 and any other tax of a similar nature.

“Vessel” means each of the vessels set out in Schedule 3 (Vessel owners, Vessels and Tranches).

“Vessel Owner” means the companies listed in Schedule 3 (Vessel owners, Vessels and Tranches) and any company becoming owner of a Vessel pursuant to the terms of this Agreement.

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1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	words denoting the singular number shall include the plural and vice versa;

(ii)	unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(iii)	references to a guarantee obligation being payable “on demand” shall be a references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(iv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(v)	the “Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, a “Secured Party”, any “Obligor”, any “Party” or any other “person” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

(vi)	a “group of Lenders” includes all the Lenders;

(vii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); and

(ix)	reference to persons “acting in concert” shall be interpreted pursuant to the provisions of the Norwegian Securities Trading Act of 2007 No. 75 (as from time to time amended).

(b)	Clause and Schedule headings are for ease of reference only.

(c)	A Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

2.	The Facilities

2.1	The Facilities and the Loans

Subject to the terms of this Agreement, the Lenders make available to the Borrower, during the Availability Period, the following credit facilities for Utilisation in the aggregate principal amount of up to the Total Commitments, each a “Facility”, collectively the “Facilities”:

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(a)	a term loan facility in an aggregate amount equal to the Total Term Loan Facility Commitments, divided into the following two (2) tranches (each a “ Tranche” and together the “Tranches”):

(i)	a Tranche in an aggregate amount equal to the Total Commercial Tranche Commitments granted by the Commercial Lenders (the “Commercial Tranche”), and;

(ii)	a Tranche in an aggregate amount equal to the Total Eksportkreditt Tranche Commitments granted by Eksportkreditt and guaranteed by the Commercial Guarantors under the Commercial Guarantees (the “Eksportkreditt Tranche”),

each Tranche shall be divided into two (2) loans, one for each Vessel (each a “Term Loan”, collectively the “Term Loans”);

(b)	a revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments granted by the Commercial Lenders.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Borrowers’ Authority

(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorises the Borrower to act on its behalf as its representative in relation to the Finance Documents and authorises:

(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all administrative notices and instructions to be provided by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental); and

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(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the notice or other communication of the Borrower shall prevail.

3.	Purpose

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Commercial Tranche and the Revolving Facility towards refinancing the Existing Facilities and for general corporate purposes of the Borrower.

(b)	The Borrower shall apply all amounts borrowed by it under the Eksportkreditt Tranche in continuation with the Existing Eksportkreditt Facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of utilisation

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 4 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Conditions precedent for Utilisation

(a)	The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to a Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Part II of Schedule 4 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied. Any document or other evidence provided to the satisfaction of the Agent in connection with the first Utilisation will not be required to be repeated in connection with any subsequent Utilisation (provided that such document or other evidence delivered will continue to satisfy the conditions precedent as set out in Part II of Schedule 4 (Conditions Precedent).

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(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Utilisation, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

5.	Utilisation - Loans

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 (Oslo time) two (2) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency specified is USD and the amount of the Utilisation comply with the requirements set out in Clause 2.1 (The Facility and the Loans):

(d)	the proposed Interest Period complies with Clause 12 (Interest Periods).

5.3	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 8.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	Upon receipt of the Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender's participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 11:00 hours (Oslo time) on the relevant Utilisation Date make available to the Agent for the account of the Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

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5.4	Availability

(a)	No Utilisation Request shall be delivered for the Eksportkreditt Tranche. The Eksportkreditt Tranche will be utilised (as a continuation of the Existing Eksportkreditt Loans under the Existing Facilities Agreement) upon Utilisation of the Commercial Tranche following which the Existing Eksportkreditt Loans will constitute the Eksportkreditt Tranche and be governed solely by the terms of this Agreement.

(b)	The Term Loans under the Commercial Tranche may only be utilised by a single Utilisation.

(c)	The Revolving Facility Loans under the Revolving Facility may be utilised on a revolving basis, however, no more than ten (10) Revolving Facility Loans may be outstanding at any time.

5.5	Cancellation of Commitment

Any Commitment which, on the last day of the applicable Availability Period, is unutilised shall be immediately cancelled at the close of business in Oslo at the last day of the applicable Availability Period.

6.	Utilisation – Commercial Guarantee

6.1	Delivery of a Utilisation Request for the Commercial Guarantee

The Borrower may request the Commercial Guarantee to be issued on its behalf to Eksportkreditt by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 a.m. (Oslo time), two (2) Business Days prior to the proposed Utilisation Date.

6.2	Completion of a Utilisation Request for a Commercial Guarantee

The Utilisation Request for the Commercial Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for the Eksportkreditt Tranche;

(b)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(c)	the currency is specified in USD and the amount of the proposed Commercial Guarantee does not exceed the Eksportkreditt Tranche Commitments;

(d)	the form of the requested Commercial Guarantee is as set out in Schedule 10 ( Form of Guarantee);

(e)	the beneficiary of the Commercial Guarantee is Eksportkreditt.

6.3	Issue of Commercial Guarantee

(a)	If the conditions set out in this Agreement have been met, the Commercial Guarantor shall issue the Commercial Guarantee on the Utilisation Date at the latest.

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(b)	Subject to Clause 4.1 (Initial conditions precedent), the Commercial Guarantor will only be obliged to comply with paragraph (a) above, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

7.	The Commercial Guarantee

7.1	Claims under the Commercial Guarantee

(a)	Each Obligor irrevocably and unconditionally authorises the Commercial Guarantors to pay any claim made or purported to be made under the Commercial Guarantee requested by Eksportkreditt and which appears on its face to be in order (for the purpose of this Clause, a “Claim”).

(b)	If the Commercial Guarantee or any amount under the Commercial Guarantee is expressed to be immediately payable as a result of an Event of Default having occurred, the Borrower shall repay or prepay that amount immediately to the Agent for the account of the Commercial Guarantors.

(c)	Each Obligor acknowledges that the Commercial Guarantors:

(i)	are not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim; and

(ii)	deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Obligors under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any Claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other documents.

(e)	The obligations of any Obligor under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, Eksportkreditt or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, Eksportkreditt or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, Eksportkreditt or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Commercial Guarantee or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Commercial Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.2	Recourse requirements and right of subrogation

(a)	The Commercial Guarantors shall be irrevocably and unconditionally authorised by the Borrower to pay any amounts demanded by the Eksportkreditt under the Commercial Guarantee forthwith, without any reference or further authorisation from the Borrower and, save for manifest error, without being under any duty or obligation to enquire into the justification or validity thereof and/or dispute whether any claims or demands under the Commercial Guarantees are properly or validly made, and notwithstanding that the Borrower may dispute the validity of any such claim or demand, the Commercial Guarantor may accept any claim or demand under the Commercial Guarantee as binding upon the Commercial Guarantors as conclusive evidence that they as Commercial Guarantors thereunder are liable to pay such amount.

(b)	Each of the Commercial Guarantors will when amounts have been paid by it under the (respective) Commercial Guarantee, automatically and without any notice or formalities of any kind whatsoever, have the right of subrogation into the rights of the Eksportkreditt under the Finance Documents in such amounts as have been paid by each Commercial Guarantor under the Commercial Guarantee, and always subject to the terms of this Agreement. The Commercial Guarantors shall by such subrogation have the same rights as relevant thereunder as if the Finance Documents were executed directly in favour of the Commercial Guarantors as security of the Commercial Guarantors’ rights against an Obligor, after having honoured claims under the Commercial Guarantees. Each of the Obligors waives any right to dispute or delay a subrogation of the rights under the Finance Documents to the Commercial Guarantors effectuated pursuant to the terms of this Agreement, and each of the Obligors undertakes to sign and execute any documents required by the Commercial Guarantors in connection with a subrogation as aforesaid, and enforcement of the Finance Documents.

7.3	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

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8.	Repayment

8.1	Scheduled repayment of Term Loans

(a)	The Borrower shall repay the Term Loans as set out in Schedule 9 (Repayments).

(b)	The Borrower may not re-borrow any part of the Term Loan Facility which is repaid.

8.2	Repayment of Revolving Facility Loans

The Borrower shall repay each Revolving Facility Loan in full on the last day of its Interest Period. However if a new Revolving Facility Loan (the “New Revolving Facility Loan”) is to be made to the Borrower on a day which a Revolving Facility Loan is to be repaid (the “Maturing Revolving Facility Loan”) and the proportion borne by each Lender’s participation in the Maturing Revolving Facility Loan is the same as the proportion borne by that Lender in the New Revolving Facility Loan, then (unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request) the New Revolving Facility Loan shall be treated as if applied in or towards repayment of the Maturing Revolving Facility Loan so that:

(a)	if the amount of the Maturing Revolving Facility Loan exceeds the aggregate amount of the New Revolving Facility Loan:

(i)	the Borrower will only be required to make a payment under Clause 34.1 (Payments to the Agent) in an amount equal to that excess; and

(ii)	each Lender's participation in the New Revolving Facility Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the Maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 34.1 (Payments to the Agent) in respect of its participation in the New Revolving Facility Loans; and

(b)	if the amount of the Maturing Revolving Facility Loan is equal to or less than the aggregate amount of the New Revolving Facility Loans:

(i)	the Borrower will not be required to make a payment under Clause 34.1 (Payments to the Agent); and

(ii)	each Lender will be required to make a payment under Clause 34.1 (Payments to the Agent) in respect of its participation in the New Revolving Facility Loans only to the extent that its participation in the New Revolving Facility Loans exceeds that Lender's participation in the Maturing Revolving Facility Loan and the remainder of that Lender's participation in the New Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the Maturing Revolving Facility Loan.

For the avoidance of doubt, Clause 34.7 (No set-off by Obligors) shall not restrict any set-off arrangements expressly permitted under this Clause in respect of a Rollover Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the last day of the Availability Period applicable to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”).

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(d)	If the Borrower makes a prepayment of a Revolving Facility Loan pursuant to Clause 9.4 (Voluntary prepayment), the Borrower may prepay that Loan by giving not less than five (5) Business Days’ prior notice to the Agent. The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Revolving Facility Loan to the Revolving Facility Loan. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by the Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

8.3	Maturity Date

On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Finance Parties all then outstanding Loans and all other sums then owing by it under the Finance Documents.

9.	Prepayment and cancellation

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 9.5 (Right of repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

9.2	Illegality in relation to a Commercial Guarantor

If it becomes unlawful in any applicable jurisdiction for a Commercial Guarantor to issue or leave outstanding any Commercial Guarantee:

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(a)	that Commercial Guarantor shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower the Commercial Guarantor shall not be obliged to issue any Commercial Guarantee; and

(c)	the Borrower shall use its best endeavours to procure the release of each Commercial Guarantee issued by that Commercial Guarantor and that cash collateral for any outstanding Commercial Guarantee outstanding at such time is provided on or before the date specified by the Commercial Guarantor in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than three (3) Business Days' (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000 and integral multiples of USD 1,000,000 (or such lesser amount acceptable to the Agent) of an Available Facility.

9.4	Voluntary prepayment

(a)	The Borrower may, if it gives the Agent not less than three (3) Business Days’ prior written notice, prepay the whole or any part of any Loan, but, if in part, being a minimum amount of USD 5,000,000 and integral multiples of USD 1,000,000 (or such lesser amount as acceptable to the Agent).

(b)	Any amount prepaid by the Borrower pursuant to this Clause (other than in respect of the Revolving Facility) shall be applied against scheduled repayments in inverse order of maturity (including any balloon payment under the Commercial Tranche) and pro rata against the Loans for the respective Vessels.

9.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender or Commercial Guarantor by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Taxes); or

(ii)	any Lender or Commercial Guarantor claims indemnification from the Borrower under Clause 15.3 (Tax indemnity) or Clause 16 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender or the Commercial Guarantee issued by that Commercial Guarantor and its intention to procure the repayment of that Lender’s participation in the Loans, or in the case of a Commercial Guarantee the part of the Loan secured by that Commercial Guarantee.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero, or in the case of a Commercial Guarantee the Eksportkreditt Tranche Commitment shall immediately be reduced by the amount of that Commercial Guarantee.

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(c)	On the last day of each Interest Period which ends after the Borrower have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan, or in the event of a Commercial Guarantor the part of the Loan guaranteed by such Commercial Guarantee.

9.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9.7	Total Loss or sale

(a)	If a Vessel:

(i)	is sold or otherwise disposed of; or

(ii)	suffers a Total Loss,

the Term Loan(s) in relation to the relevant Vessel shall be cancelled and/or prepaid in full (including any interest, commission and costs) and the Revolving Facility shall be cancelled and prepaid with the Disposal Reduction Amount, in each case on the Disposal Reduction Date.

(b)	For the purpose of this Clause 9.7 (Total Loss or sale):

(i)	“Disposal Reduction Amount” means, in relation to a Vessel, the then outstanding principal amounts of any Loans under the Revolving Facility multiplied with a fraction, the numerator of which is the Market Value of such Vessel immediately prior to such sale or Total Loss, and the denominator of which is the aggregate Market Value of all Vessels collateral to the Finance Documents immediately prior to such sale or Total Loss.

(ii)	“Disposal Reduction Date” means:

(A)	in the case of a sale or disposal, on the date upon which the sale or disposal of such Vessel is completed; or

(B)	in the case of a Total Loss, the date which is the earlier of the date the proceeds from the Insurances are received and 180 days after the Total Loss Date.

9.8	Change of Control

(a)	The Obligors shall promptly notify the Agent upon becoming aware of any Change of Control Event.

(b)	Upon the occurrence of a Change of Control Event, the Agent shall, unless otherwise instructed by the Majority Lenders, by 60 days prior written notice to the Borrower:

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(i)	cancel the Total Commitments whereupon they shall immediately be cancelled; and

(ii)	declare that all of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be due and payable.

9.9	Collateral Maintenance Test

(a)	Upon a non-compliance with Clause 26.1 (Minimum Market Value), the Borrower shall within the date falling 30 calendar days after request by the Agent:

(i)	repay the Revolving Facility and, to the extent the Revolving Facility has been or will be reduced to zero (0), repay the Commercial Tranche and the Eksportkreditt Tranche on a pro rata basis, by an aggregate amount equal to the amount which is required for the Borrower to become compliant with Clause 26.1 (Minimum Market Value) again; or

(ii)	provide cash collateral, or other collateral, in a form and substance (including with respect to the type an value of such collateral) satisfactory to the Lenders and sufficient to become compliant with Clause 26.1 (Minimum Market Value) again, provided however that cash collateral in such USD amount necessary to remedy the shortfall shall always be acceptable and valued at par. Any additional collateral provided under this Clause 9.9 (Collateral Maintenance Test) shall be documented and perfected in such terms as the Agent (on behalf of the Lenders) may approve or require.

(b)	Any collateral provided under this Clause 9.9 (Collateral Maintenance Test) shall promptly upon request from the Borrower be released, discharged and re-assigned by the Agent to the relevant Obligor(s) (at the Borrower’s cost and expense) if the Borrower can demonstrate (to the Agent’s satisfaction) compliance with Clause 26.1 (Minimum Market Value). If the shortfall is reduced partially, any collateral provided shall promptly upon request by the Borrower be released, discharged and re-assigned (at the Borrower’s cost and expense):

(i)	in the case of cash collateral, on a pro-rata basis; or

(ii)	in the case of other collateral, to the extent the Agent deems it practical and not detrimental to the remaining collateral.

(c)	The Borrowers compliance with 26.1 (Minimum Market Value), shall be evidenced by valuations dated no earlier than 30 days prior to the date when the Borrower demonstrated compliance with Clause 26.1 (Minimum Market Value).

9.10	Rating downgrade of a Commercial Guarantor

(a)	If at any time the credit rating of a Commercial Guarantor falls below Baa2 by Moody’s, BBB by Standard & Poor’s and/or BBB by Fitch (as applicable), Eksportkreditt is entitled to demand that the Borrower substitutes such Commercial Guarantor with a guarantor acceptable to Eksportkreditt within sixty (60) days after receipt of a written demand by Eksportkreditt.

(b)	If the Borrower fails to replace such Commercial Guarantor, Eksportkreditt may cancel the Eksportkreditt Tranche Commitments secured by the respective Commercial Guarantee and declare the outstanding amounts under the Eksportkreditt Tranche secured by such Commercial Guarantee, together with all accrued outstanding indebtedness relating thereto immediately due and payable.

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9.11	Cessation of a Commercial Guarantee

If, for any reason whatsoever, some or all of the Commercial Guarantees are cancelled or repudiated or ceases to be legally valid, binding or have full force and effect, Eksportkreditt may cancel or demand that the Borrower immediately prepay the Loans under the Eksportkreditt Tranche by an amount equal to the amount of the Commercial Guarantees which has ceased to be legally valid, binding and in full force and effect. If the circumstances so permit, to be decided by Eksportkreditt in its sole discretion, Eksportkreditt will endeavour to enter into a dialog with the Borrower in order to find a viable solution to the Borrower and Eksportkreditt.

9.12	Expiry of Commercial Guarantee

Unless thirty (30) Business Days prior to the Maturity Date for the Commercial Tranche either:

(a)	New Commercial Guarantee(s) has been provided; or

(b)	the existing Commercial Guarantee(s) has been extended,

in form an substance satisfactory to Eksportkreditt, securing outstanding amounts under the Eksportkreditt Tranche for a period ending no earlier than the Maturity Date for the Exportkreditt Tranche (with a right for Eksportkreditt to present a claim under the Commercial Guarantee for a period of three (3) months thereafter), then all outstanding amounts under the Eksportkreditt Tranche, together with accrued interest, commission and costs, shall be repaid at the Maturity Date for the Commercial Tranche.

9.13	Expiry or termination of contract

(a)	If the SPEC Contract is cancelled or terminated and not replaced with a contract satisfactory to the Majority Lenders;

(i)	the Revolving Facility shall be cancelled (and repaid to the extent the outstanding amount exceeds the Total Revolving Facility Commitment; and

(ii)	to the extent the Revolving Facility has been or will be reduced to zero (0), repay the Commercial Tranche and the Eksportkreditt Tranche on a pro rata basis,

in an aggregate amount sufficient for the Total Commitments not to exceed 65% of the aggregate Market Value of the Vessels calculated at that time, based on valuations not more than 30 days old.

(b)	If, at the fifth anniversary of the Closing Date the Vessel Höegh Gallant does not have a contract backlog for at least the 5 years following that date, at a day rate, net of operating expenses, of minimum USD 70,000 per day;

(i)	the Revolving Facility shall be cancelled (and repaid to the extent the outstanding amount exceeds the Total Revolving Facility Commitment); and

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(ii)	to the extent the Revolving Facility has been or will be reduced to zero (0), the Commercial Tranche and the Eksportkreditt Tranche shall be repaid on a pro rata basis, in an amount of USD 6,000,000 on each Quarter Date following the 5 year anniversary of the Closing Date (for the Commercial Tranche and the Eksportkreditt Tranche, in addition to any scheduled amortisation).

10.	Restrictions and application of prepayments and cancellations

10.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment given by any Party under Clause 9 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest and commission on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	Restrictions

(a)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(b)	The Borrower may not re-borrow any part of the Term Loan Facility which is cancelled and/or prepaid.

(c)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

(d)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(e)	Any reduction of the Eksportkreditt Tranche Commitment shall reduce the Commercial Guarantees proportionately.

10.4	Agent's receipt of Notices

If the Agent receives a notice under Clause 9 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the (affected) Lender(s), as appropriate.

10.5	Amended Repayment Schedule

Upon any prepayment or cancellation the Agent shall, if applicable, replace Schedule 9 (Repayments) with an amended and new repayment schedule, reflecting the applications in accordance with Clause 9 (Prepayment and cancellation) and provide a copy to the Borrower and the Lenders thereof.

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11.	Interest

11.1	Calculation of interest

(a)	The rate of interest on each Loan under the Commercial Tranche and the Revolving Credit Facility for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Margin; and

(ii)	LIBOR

(b)	The rate of interest on each Loan under the Eksportkreditt Tranche for each Interest Period is the CIRR Interest Rate.

11.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) Months, on the dates falling at three-monthly intervals after the first day of the Interest Period).

11.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph 11.3(b) below, is 2 percentage points. per annum higher than the rate (for the avoidance of doubt, including the Commercial Guarantee Commission) which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent .

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two hundred basis points higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)	This Clause 11.3 (Default interest) does not apply to any amount payable under an 2002 ISDA Master Agreement (as a Hedging Agreement) in respect of any continuing “Designated Transaction” as to which section 9 (h) (Interest and Compensation) of the relevant 2002 ISDA Master Agreement shall apply.

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11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

12.	Interest periods

12.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower to which that Loan was made not later than 11:00 (Oslo time) three (3) Business Days prior to the beginning of the relevant Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.

(d)	Subject to this Clause 12, the Borrower may select an Interest Period of three (3) or six (6) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Maturity Date but shall be shortened so that it ends on the Maturity Date.

(f)	In respect of a Tranche Repayment Instalment, an Interest Period for a part of the Loan equal to such Tranche Repayment Instalment shall end on the Tranche Repayment Date relating to it if such date is before the end of the Interest Period then current.

(g)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)	Following the First Utilisation Date, the Interest Period selected for Loans made on each subsequent Utilisation of the Facility shall be shortened so that they end on the last date of the Interest Periods for the previous Loans drawn under the Facility.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	Changes To The Calculation Of Interest

13.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, LIBOR shall be the Reference Bank Rate as of noon on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

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(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period, there shall be no LIBOR for that Loan and Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

13.3	Market disruption

If:

(a)	LIBOR is not available; or

(b)	before close of business in Oslo on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Commercial Lender or Commercial Lenders (whose participations in a Loan exceed fifty per cent. (50%) of the Commercial Tranche), that the cost to it of funding its participation in that Loan from the London interbank market would be in excess of LIBOR, then Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.4	Cost of funds

(a)	If this Clause 13.4 applies, then the rate of interest on each Commercial Lender's share of that Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Commercial Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Commercial Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 13.4 applies, the Agent shall, as soon as is practicable, notify the Borrower.

(c)	If this Clause 13.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(d)	Any alternative basis agreed pursuant to paragraph (c) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(e)	If this Clause 13.4 applies pursuant to Clause 13.3 (Market disruption) and:

(i)	a Lender's Funding Rate is less than LIBOR; or

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(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the LIBOR.

13.5	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.6	Notification to Company

If Clause 13.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

14.	Fees

14.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Commercial Lender and Commercial Guarantor) a commitment fee in USD computed at the rate of forty per cent. (40%) of the aggregate of the Margin and the Commercial Guarantee Commission, as applicable, per annum on that Commercial Lender’s Available Commitment for the period from the date of this Agreement until the expiry of the Availability Period.

(b)	The accrued commitment fee is payable in arrears on each Quarter Date, on the last day of the Availability Period, and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

14.2	Commercial Guarantee Commission

(a)	The Borrower shall pay to the Agent (for the account of the Commercial Guarantors) the Commercial Guarantee Commission for the period from the issue of the relevant Commercial Guarantee until the date falling three (3) months after the Commercial Guarantee Expiry Date.

(b)	The Commercial Guarantee Commission shall be payable quarterly in arrears on the last day of each Interest Period in respect of any Loan under the Eksportkreditt Tranche or such shorter period as shall end on (i) the date falling three (3) months after the Commercial Guarantee Expiry Date, or (ii) if earlier, at the time the cancellation is effective if the Eksportkreditt Tranche Commitments is cancelled in full.

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14.3	Eksportkreditt fee

The Borrower shall pay to the Agent (for the account of Eksportkreditt) a non-refundable fee in the amount and at the times agreed between the Borrower and Eksportkreditt in a separate Fee Letter.

14.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee per annum in the amount and at the times agreed between the Agent and the Borrower in a separate Fee Letter.

14.5	Arrangement fee

The Borrower shall pay to the Arrangers (for its own account) an arrangement fee per annum in the amount and at the times agreed between the Arrangers and the Borrower in a separate Fee Letter.

15.	Tax gross up and indemnities

15.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Taxes) or a payment under Clause 15.3 (Tax indemnity).

15.2	Taxes

(a)	All payments by an Obligor under the Finance Documents shall be made free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Any Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of an amount payable to that Lender. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor:

(i)	the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (tax gross-up); and

(ii)	the Obligor shall make that Tax Deduction within the time allowed and in the minimum amount required by law.

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(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making the Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 15.2 (Taxes) or relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

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15.5	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the relevant Obligor shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

15.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

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(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent, and the Agent shall notify the other Finance Parties.

15.9	Hedging Agreements

Clauses 15.2 (Taxes) through 15.8 (FATCA Deduction) above do not apply for sums due between an Obligor and a Hedge Counterparty under or in connection with a 2002 ISDA Master Agreement (as a Hedging Agreement) as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of that 2002 ISDA Master Agreement shall apply.

16.	Increased costs

16.1	Increased costs

(a)	Subject to Clause 16.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation; or

(iii)	any change in (or in the interpretation, administration or application of) the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III, CRD IV and CRR, in each case, made after the date of this Agreement.

(b)	In this Agreement:

(i)	"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

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(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under a Finance Document.

16.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation (including requirements imposed by any relevant central bank or monetary or fiscal authority upon the relevant Finance Party); or

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(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), but not including any future modification of Basel II.

(b)	In this Clause 16.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	Other indemnities

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	This Clause 17.1 (Currency indemnity) does not apply to any sum due under a Hedging Agreement.

17.2	Other indemnities

(a)	The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

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(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The indemnities in paragraph (a) above shall furthermore cover any cost, loss or liability incurred by an Indemnified Person in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code or any Environmental Law.

17.3	Indemnity to the Agent and the Security Agent

(a)	The Borrower shall promptly indemnify the Agent against:

(i)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent in acting as Agent under the Finance Documents, otherwise than by reason of its gross negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent.

(b)	The Borrower shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred as a result of:

(i)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(ii)	the taking, holding, protection or enforcement of the Transaction Security under the Transaction Security Documents;

(iii)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(v)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the any asset subject to or intended to be subject to a Transaction Security Document (other than, in each case, by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

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(c)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the assets subject to Transaction Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 17.3 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

18.	Mitigation by the lenders

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office however so that a Finance Party should be under no obligation pursuant to this Clause 18.1 (Mitigation) if such mitigation or remedy would be contrary to any Sanctions applicable to the Finance Parties or a Relevant Person.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	Costs and expenses

19.1	Transaction expenses

The Borrower shall promptly on demand pay to the Agent and the Security Agent the amount of all documented costs and expenses (including internal and external legal costs for a joint counsel and collateral fees as well as costs relating to operating a secure website for communicating with the other Finance Parties) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

53 (169)

19.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment or variation of any Finance Document is required or any release granted,

the Borrower shall, within three (3) Business Days of demand, reimburse each of the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) for the amount of all documented costs and expenses (including internal and external legal and collateral fees) reasonably incurred by each of them in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement and preservation costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

20.	Guarantee and indemnity

20.1	Guarantee and indemnity

Each Guarantor (other than the Egyptian Guarantor providing the Egyptian Guarantee) irrevocably and unconditionally jointly and severally (as a Norwegian law “selvskyldnergaranti”):

(a)	guarantees to each Finance Party the punctual performance by each Obligor of all that Obligors’ obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20.1 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing Guarantee

(a)	The Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)	The Guarantee shall remain in full force and effect throughout the Security Period.

54 (169)

20.3	Maximum liability

The liability of each Guarantor hereunder shall be limited to USD 462,000,000 (principal amount plus a headroom for Hedging Agreements), in addition to any Unpaid Sum (including interest and costs).

20.4	Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.

20.5	Survival of Guarantor’s liability

A Guarantor’s liability to the Finance Parties under this Clause 20 (Guarantee and Indemnity) shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):

(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor in respect of any of the Obligor’s obligations under the Finance Documents; or

(b)	any defence, legal limitation, disability or incapacity of any Obligor related to the Finance Documents; or

(c)	any amendments to or variations of the Finance Documents agreed by the Finance Parties with any Obligor; or

(d)	to the extent permitted by applicable laws, the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any Obligor; or

(e)	to the extent permitted by applicable laws, any other circumstance which might otherwise constitute a defence available to or discharge of, a Guarantor.

20.6	Waiver of rights

Each Guarantor specifically waives all rights under the provisions of (and/or principles derived from) the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 62 (1)a (each Guarantor waives the right to be notified of any contemplated security or guarantee which has not come into effect or a subsequent termination or annulment thereof);

(b)	§ 63 (1) – (2) (each Guarantor waives the right to be notified of any Event of Default hereunder and the right to be kept informed thereof);

(c)	§ 63 (3) (each Guarantor waives the right to be notified of any extension granted to a Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (each Guarantor waives to be notified of a Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

55 (169)

(e)	§ 65 (3) (each Guarantor waives that its consent shall be required for such Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(f)	§ 66 (1) and (2) (each Guarantor waives that its consent shall be required for the release or termination of other security which was agreed to be granted or implied to be granted as security for the Finance Documents);
(g)	§ 67 (2) (each Guarantor waives any reduction of the Guarantor’s liabilities hereunder as long as any amount is outstanding under the Finance Documents);

(h)	§ 67 (4) (each Guarantor waives that its liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(i)	§ 70 (each Guarantor waives that the Guarantors shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents, as a Guarantor shall not have any such rights until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(j)	§ 71 (each Guarantor waives that the Finance Parties shall have liability first to make demand upon or seek to enforce remedies against the Borrowers or any other security provided in respect of the Borrowers’ liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations hereunder, as the Finance Parties shall have no such liability);

(k)	§ 72 (each Guarantor waives that any interest and default interest due under any of the Finance Documents shall not be secured by the Guarantee Obligations);

(l)	§ 73 (1) – (2) (each Guarantor waives that all costs and expenses related to an Event of Default under this Agreement should not be secured by the Guarantee Obligations); and

(m)	§ 74 (1) – (2) (each Guarantor waives that a Guarantor can make claims against the other Obligors for payment, as a Guarantor shall not make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

20.7	Deferral of Guarantor’s rights

Each Guarantor undertakes to the Finance Parties that for as long as any of the Finance Documents are effective and until the expiry of the Security Period:

(a)	following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is continuing, none of the Guarantors will make demand for or claim payment of any moneys due to that Guarantor from any Obligor, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(b)	if an Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;

56 (169)

(c)	if a Guarantor, in breach of paragraphs (a) and/or (b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and

(d)	the Guarantors have not taken nor will they take from any Obligor any Security Interest whatsoever for the moneys hereby guaranteed.

20.8	Enforcement

(a)	No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:

(i)	to obtain judgement against any Obligor or any third party in any court or other tribunal;

(ii)	to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or

(iii)	to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of any payment due hereunder,

and each Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.

(b)	Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by any Obligor to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

20.9	Additional security

The Guarantee Obligations are in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	Limitations

(a)	Notwithstanding any other provision of this Clause 20 (Guarantee and Indemnity), and without limiting the generality of the foregoing, the guarantee, indemnity and other obligations of each Guarantor hereunder shall extend to all amounts that constitute part of the Guarantee Obligations and would be owed by any other Obligor to any Finance Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Obligor.

57 (169)

(b)	Each Guarantor, and by its acceptance of this Agreement, each Finance Party, hereby confirms that it is the intention of all parties that this Agreement and the obligations of each Guarantor hereunder do not constitute a fraudulent transfer or conveyance for purposes of Insolvency Law (as hereinafter defined), any fraudulent conveyance act, fraudulent transfer act or any similar foreign law to the extent applicable to this Agreement and the obligations of the Guarantors hereunder. To effectuate the foregoing intention, the Finance Parties and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under this Agreement and the other Finance Documents to which it is a party at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder and thereunder not constituting a fraudulent transfer or conveyance. For the purpose hereof, “Insolvency Law” means the law described in this paragraph or any law relating to any proceeding of the type referred to in Clause 27.7 (Insolvency) and Clause 27.8 (Insolvency proceedings) of this Agreement or any similar foreign law for the relief of debtors applicable to such Obligor.

21.	SECURITY

21.1	Transaction Security Documents

(a)	The Secured Obligations, shall at any time from the date of this Agreement and throughout the Security Period be secured by the Guarantee Obligations provided pursuant to Clause 20 (Guarantee and Indemnity) and the Egyptian Guarantee and additionally the following Transaction Security Documents, each in form and substance satisfactory to all the Finance Parties, in respect of the Obligors and the Vessel(s):

(i)	the Mortgages (including any deeds of covenants if applicable);

(ii)	the Assignment of Insurances;

(iii)	the Share Charges;

(iv)	the Account Charges;

(v)	the Assignments of Intra-Group Loan;

(vi)	the Assignments of Earnings;

(vii)	the Assignments of Charterparties;

(viii)	the Assignments of Hedging Agreements; and

(ix)	the Managers' Undertakings.

(b)	Notwithstanding paragraph (a) above, the obligation of the relevant Obligor’s to obtain the Assignment of Charterparties and the Assignment of Earnings shall be subject to relevant limitations in the relevant Charterparty and the Borrower shall use commercially reasonable efforts to obtain consents and/or acknowledgements from the respective Charterers under each Charterparty.

58 (169)

(c)	The Assignment of Intra-Group Loans shall not prevent any amendments to any Intra-Group Loan provided always that the Intra-Group Loan is subordinated and unsecured in a form and substance satisfactory to the Agent.

21.2	Undertakings with regard to Transaction Security Documents

Subject to the Legal Reservations, the Obligors undertake to:

(a)	ensure that the Transaction Security Documents are duly executed by the parties thereto (including by any Security Provider) in favour of the Security Agent (on behalf of the Finance Parties) on such date that each Transaction Security Document shall be effective pursuant to this Clause 21 (Security), in each case legally valid and in full force and effect and perfected on first priority, and

(b)	execute or procure the execution of such further documentation as the Agent may reasonably require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

21.3	Agent's authority to effectuate and discharge Transaction Security Documents

(a)	The granting, execution, registration and perfection of any Transaction Security Document and/or the Security Interest granted thereby by an Obligor to the Security Agent (on behalf of the Finance Parties) may, in the sole discretion of the Agent, be subject to such closing procedure or similar mechanism for effectuation as the Agent shall require and agree to in sole discretion on behalf of the Finance Parties.

(b)	Each Finance Party hereby authorises the Agent (in its sole discretion) to agree to and effectuate the discharge and release of any Transaction Security Document as shall be required pursuant to effectuation of a transaction which is permitted pursuant to this Agreement, and such closing procedure or similar mechanism for effectuation of such release and discharge as the Agent shall in sole discretion require and agree to in connection therewith.

22.	REPRESENTATIONS

Each Obligor (on behalf of itself and any Security Provider) represents and warrants to each Finance Party as follows at the date of this Agreement:

22.1	Status

(a)	It is a company, duly incorporated or formed and validly existing under the law of its jurisdiction of incorporation or formation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

22.2	Binding obligations

Subject to the Legal Reservations, the Finance Documents to which it is a party constitute (or will, when executed by the respective parties thereto, constitute) legal, valid, binding and enforceable obligations, subject only to any general principles of law limiting such obligations, enforceable in accordance with its terms and, save as provided for therein, no registration, filing, payment of Tax or fees or other formalities are necessary or desirable to render the Finance Documents enforceable against it and, in respect of the Vessels, for the Mortgages to constitute a valid and enforceable first priority Security Interest.

59 (169)

22.3	Non-conflict with other obligations

The entry into and performance by it of the transactions contemplated by the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it to the extent a breach of such law or regulation would have a significant and adverse impact on any Obligor, Security Provider, Manager or the Group taken as a whole;

(b)	its constitutional documents;

(c)	any Charterparty; or

(d)	any agreement or instrument binding upon it or any of its assets and which would constitute a Material Adverse Effect.

22.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limitation of its power to borrow or create security will be exceeded as a result of its entry into, performance and delivery of ,the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

22.5	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Obligors have been (or will prior to the First Utilisation Date be) obtained or effected in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

22.6	Governing law and enforcement

Subject to the Legal Reservations, the choice of governing law of each Finance Document will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

22.7	No deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

60 (169)

22.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except:

(a)	that the Mortgages must be registered in an Approved Ship Registry (and the registration fees applicable to such Mortgages will need to be paid); and

(b)	such other registration and stamp duty or similar payment requirements as noted in the Legal Reservations.

22.9	No default

(a)	No Event of Default and, on the date of this Agreement and on the First Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into and performance of any transaction contemplated by any of the Finance Documents.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing would constitute) a default or termination event (however described) under any Charterparty or any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

22.10	No misleading information

(a)	Any factual information provided in writing by any member of the Group or otherwise relevant to matters contemplated by the Finance Documents was complete, true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any information provided in writing or approved in writing by any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	To the best of its knowledge, no event or circumstance has occurred or arisen and no information has been omitted from any information provided in writing or approved in writing by a member of the Group and no information has been given in writing or withheld that results in the information contained in such information being incomplete, untrue or misleading in any material respect.

22.11	Financial statements

(a)	Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 23 (Information Undertakings) were prepared in accordance with the Accounting Principles consistently applied and the financial information most recently delivered to the Agent pursuant to Clause 23 (Information Undertakings) fairly and accurately represent the assets, liabilities and the financial condition of each relevant Obligor as at the relevant Quarter Date.

61 (169)

(b)	No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 23 (Information Undertakings), no relevant Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

(c)	No material change. Since the date of the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 23 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Obligors which is reasonably likely to have a Material Adverse Effect.

22.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

22.14	Good title to assets

Each of the Vessel Owners and the Intra-Group Charterers has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

22.15	Taxation

(a)	It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies, save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves have been maintained for those Taxes and (iii) payment can be lawfully withheld.

(b)	No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies which might be reasonably expected to have a Material Adverse Effect.

22.16	No immunity

The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

62 (169)

22.17	No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started (to the best of its knowledge and belief) or threatened against it for its reorganisation, winding-up, voluntary liquidation, dissolution or administration or other similar process in any Relevant Jurisdiction or for the appointment of a receiver, business rescue practitioner, administrator, administrative receiver, liquidator, trustee or similar officer of it or any or all of its assets.

22.18	The Vessels

Each Vessel will on the respective date of Utilisation in relation to it be:

(a)	in the absolute ownership of the relevant Vessel Owner, free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the respective Vessel Owner is and will remain the sole, legal and beneficial owner of such Vessel;

(b)	registered in the name of the relevant Vessel Owner with an Approved Ship Registry; and

(c)	classed with an Approved Classification Society, free of any material overdue conditions of class.

22.19	ISM Code and ISPS Compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Vessel Owners, the Managers and the Vessels have been complied with in all material respects.

22.20	Compliance with laws and Environmental and Social Claims

Except as may have been disclosed by it in writing to, and acknowledged in writing by, the Agent prior to the date of this Agreement:

(a)	it is, to the best of its knowledge and belief (having made due enquiry), in compliance in all respects with the provisions of all applicable laws, including without limitation all applicable Environmental Laws, Social Laws, Environmental Permits and Social Permits, in each case to the extent a breach of such law or permit would have a significant and adverse impact on any Obligor, Security Provider, Manager or the Group taken as a whole; and

(b)	to the best of its knowledge and belief (having made due enquiry), no Environmental Claims or Social Claims are pending or threatened against it and no Social Incident or Environmental Incident, event or circumstance has occurred which may give rise to such Environmental Claim or Social Claim, and which is likely to have a Material Adverse Effect.

22.21	No money laundering

Each Obligor, and to the best of its knowledge and belief each of its directors or officers is acting for its own account in relation to the Facilities and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effectuated or contemplated by the Finance Documents to which it is a party, and it has not engaged in any activity or conduct which would involve or lead to contravention, in any Relevant Jurisdiction, of any law, rule, regulation, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) including, but not limited to Directive 2005/60 amending Council Directive 91/308 (as amended from time to time)), and has instituted and maintained policies and procedures designed to prevent violation of such laws, rules or regulations.

63 (169)

22.22	No corrupt practices

Each Obligor, and to the best of its knowledge and belief each of its directors or officers:

(i)	has not engaged in any activity or conduct which would violate any applicable laws, rules and regulations relating to bribery and corrupt practices in any Relevant Jurisdiction; and

(ii)	has instituted and maintained policies and procedures designed to prevent violation of such laws, rules and regulations.

22.23	Use of proceeds

The proceeds of the Facilities will only be and have only been used in accordance with Clause 2.1 (The Facilities and the Loans and Clause 3.1 (Purpose))

22.24	Sanctions

No Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions applicable to it; or

(c)	to its knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions applicable to it.

22.25	Solvency

(a)	Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents.

(b)	Each Obligor is, and immediately upon giving effect to the transactions contemplated by the Finance Documents will be, Solvent.

22.26	No breach of laws

It has not breached any law or regulation applicable to it which has or is reasonably likely to have a Material Adverse Effect.

22.27	Insurance

It is compliant with the requirements set out in paragraph (a) of Clause 26.3 (Insurances).

22.28	Repetition

The Repeating Representations shall be deemed to be repeated by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request; and

(b)	the first day of each Interest Period.

64 (169)

23.	Information undertakings

The undertakings set out in this Clause 23 (Information Undertakings) shall remain in force from the date of this Agreement and throughout the Security Period.

23.1	Financial statements

The Borrower and the Vessel Owners shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available and public, but in any event within 180 days after the end of its financial year:

(i)	the audited consolidated financial statements of the Borrower for that financial year; and

(ii)	the unaudited, or to the extent required by law in the jurisdiction of its incorporation, the audited unconsolidated financial statements of each Guarantor for that financial year;

(b)	as soon as they are available and public, but in any event within 60 days after each Quarter Date; the unaudited consolidated financial statements of the Borrower for that financial quarter;

(c)	as soon as they are available and public, but in any event within 90 days after each Quarter Date; the unaudited unconsolidated financial statements of each Vessel Owner for that financial quarter;

(d)	as soon as they are available, but in any event within 90 days after the end of its financial year, the financial projections of the Group on an annual basis; and

(e)	any other financial information as the Agent may reasonably require.

23.2	Provision and contents of Compliance Certificate

(i)	The Borrower shall within 65 days after each Quarter Date supply a Compliance Certificate to the Agent with each set of the financial statements provided pursuant to Clause 23.1 (Financial statements) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Obligors’ compliance with Clause 24 (Financial Covenants), Clause 26.1 (Minimum Market Value) and Clause 26.3 (Insurances).

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Borrower or Höegh LNG AS.

23.3	Requirements as to financial statements

(a)	The Obligors shall procure that each set of financial statements delivered pursuant to Clause 23.1 (Financial statements) consists of balance sheets, profit and loss statements, equity statements and consolidated cash flow statements. The Financial statements shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

65 (169)

(b)	If, during the Security Period and in relation to any set of financial statements, there has been a change in the Accounting Principles, or as a result of the introduction or implementation of any accounting standard or any change in the same or in any applicable law the Accounting Principles will have to be changed, the Borrower shall notify the Agent in writing when becoming aware of such change.

(c)	If the Agent or the Borrower believes that the financial covenants set out in Clause 24 (Financial Covenants) need to be amended as a result of any change, determination or requirement comprised by paragraph (b) above, the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall negotiate in good faith to amend the existing financial covenants so as to provide the Finance Parties with substantially the same protection as follows from the financial covenants agreed in Clause 24 (Financial Covenants).

(d)	If the Borrower and the Agent cannot agree such amended financial covenants within 30 days, the Borrower shall procure that the auditors of the Borrower deliver to the Agent:

(i)	a description of a change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent in relation to such financial statements, in order to enable the Lenders to determine whether Clause 24 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(e)	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

23.4	Market Valuation of the Vessels

(a)	The Borrower shall (at its own expense) arrange for the Market Value of the Vessel to be determined, valued and reported to the Agent

(i)	on a semi-annual basis upon delivery of each Compliance Certificate in respect of each second and fourth financial quarter delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate) ; and/or

(ii)	upon the Agent’s request if an Event of Default has occurred and is continuing.

(b)	If the Borrower fail to arrange for determination of the Market Value after the occurrence of an Event of Default which is continuing, the Agent may (at the Borrowers expense) arrange for the Market Value of each of the Vessels to be determined and valued by Approved Brokers elected by the Agent.

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(c)	The valuations provided pursuant to this Clause 23.4 (Market Valuation of the Vessels) shall be dated no more than thirty (30) days prior to being presented to the Agent.

23.5	Information on Sanctions

(a)	Each Obligor shall promptly notify the Agent upon becoming aware that it, or any other Relevant Person:

(i)	is becoming, or is reasonably likely to become, a Restricted Party;

(ii)	has any direct or indirect dealings with any Restricted Party; or

(iii)	is subject to, involved in or threatened with any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

(b)	The Obligors shall provide the Agent with the relevant details of the circumstances listed in (i) to (iii) above, including (if relevant) any steps being taken to address such circumstances.

23.6	Information: miscellaneous

(a)	Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	at the same time as they are dispatched in writing, all documents dispatched by the relevant Obligor to its creditors generally (or any class of them);

(ii)	promptly upon becoming aware of them, relevant details of any material litigation, arbitration or administrative proceedings which are current, or to its knowledge threatened or pending against any of the Obligors or its assets and which if adversely determined has or is reasonably likely to have a Material Adverse Effect; and

(iii)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

(b)	The Borrower shall provide the Agent with information and an updated structure chart within five (5) Business Days after any relevant change to the ownership structure as set out in Schedule 12 (Structure Chart).

23.7	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

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23.8	Notification of Environmental Claims and Social Claims

The Obligors shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any material Environmental Claim or Social Claims has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any Obligor, Manager or Vessel; and

(b)	of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim or Social Claim being commenced or threatened against any Obligor, Manager or Vessel.

23.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or its shareholders after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

24.	Financial covenants

The financial covenants in this Clause 24 (Financial Covenants) shall remain in force from the date of the First Utilisation Date and throughout the Security Period.

24.1	Financial definitions

In this Agreement:

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“Available Drawings” means the total amount which the Group (as applicable) is entitled to draw under any credit facility with a major international bank or financial institution for a term of more than 12 months and not subject to any conditions with which it or any other relevant party would not be able to comply at such time.

“Cash” means:

(a)	cash in hand legally and beneficially owned by a member of the Group;

(b)	Available Drawings; and

(c)	cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) the Agent (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent, which in each case:

(i)	is free from any Security Interest, other than pursuant to the Transaction Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

in the case of any Available Drawings, cash in hand or cash deposits held by a member of the Group other than the Obligors, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to an Obligor within three (3) Business Days of its request or demand therefore either by way of a dividend or by way of a granting or repayment of an intra-group loan.

“Cash Equivalents” means:

(a)	any investments in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a short-term credit rating of either A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security;

(i)	for which a recognised trading market exists;

(ii)	which is issued by an issuer incorporated in the United States of America, the United Kingdom or Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a short-term credit rating of at least A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

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(c)	any investment in money market funds which;

(i)	have a short-term credit rating of either A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe,

(ii)	which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above; and

(iii)	can be turned into Cash on not more than 5 Business Days’ notice; or

(d)	any other debt security approved by the Agent (acting on the instruction of the Majority Lenders),

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest and in the case of Cash Equivalents held by a member of the Group other than the Obligors, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being converted into cash and paid without restriction to an Obligor within 5 Business Days of its request or demand therefore, either by way of a dividend or by way of a granting or repayment of an intra-group loan.

“Current Assets” means the aggregate of current assets determined in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Borrower as delivered pursuant to Clause 23.1 (Financial statements), but excluding amounts in respect of:

(a)	intercompany receivables; and

(b)	marked-to-market value of any financial derivatives (including any hedging reserve as shown in the relevant consolidated equity statement).

“Current Liabilities” means the aggregate of all current liabilities determined in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Borrower as delivered pursuant to Clause 23.1 (Financial statements), however excluding:

(a)	intercompany payables and balances (including for the avoidance of doubt any credit granted by the Parent to the Borrower);

(b)	marked-to-market value of any financial derivatives; and

(c)	current portion of interest bearing debt.

“Debt Service” means, in respect of any Relevant Period, all interest, Commercial Guarantee Commission, commitment fee and principal payments made under this Agreement.

“Debt Service Cover Ratio” means the ratio of EBITDA to Debt Service.

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“EBITDA” means, in respect of any Relevant Period:

the earnings before interest, tax, depreciation, amortization and other financial items received by the Vessel Owner under any Charterparty in respect of any Vessel (including any cash flow excluded from the statements of income, such as principal payment on direct financing leases and amortisation in revenues for any relevant charter contract) (for the avoidance of doubt, any cash flow the Borrower receives from the Parent pursuant to the Borrower’s option to charter Höegh Gallant back to the Parent at a ten per cent. (10%) reduction in the current charter rate through June 2025, shall be included when calculating the adjusted contracted cash flow).

“Equity” means, at any time, the value of the paid-in capital and reserves of the Group as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Borrower as delivered pursuant to Clause 23.1 (Financial statements), but excluding any hedging reserve as shown in the relevant consolidated equity statement and the mark-to-market value of any financial derivatives.

“Relevant Period” means each period of the preceding twelve (12) months ending on a Quarter Date.

“Total Assets” means the total book value of all the assets of the Group as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Borrower as delivered pursuant to Clause 23.1 (Financial statements) which would, in accordance with the Accounting Principles, be classified as assets of the Group, excluding the marked-to-market value of any derivative transactions).

“Working Capital” means, on any date, Current Assets less Current Liabilities.

24.2	Financial condition of the Borrower

(a)	Equity

The Borrower shall procure that the Equity of the Group shall be equal to or greater than the higher of:

(i)	25% of Total Assets; or

(ii)	USD 150,000,000.

(b)	Working Capital

The Borrower shall procure that the consolidated Working Capital of the Group shall at all times be greater than zero.

(c)	Minimum Liquidity

The Borrower shall procure that the consolidated Cash and Cash Equivalents of the Group shall at any times be greater than the higher of:

(i)	USD 15,000,000; and

(ii)	the product of USD 2,500,000 and the number of vessels owned or leased by the Group and the Borrower’s (direct or indirect) pro-rate ownership of such vessels, subject to a cap of USD 20,000,000.

71 (169)

(d)	Debt Service Cover Ratio

The Borrower shall procure that the Debt Service Cover Ratio of the Group shall at all times be equal to or greater than 1.15:1.

24.3	Financial testing

The financial covenants set out in Clause 24.2 (Financial condition of the Borrower) shall be calculated on a quarterly basis on the Borrower’s consolidated figures and in accordance with the Accounting Principles and tested (i) by reference to each of its financial statements delivered pursuant to Clause 23.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (c) of Clause 23.4 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Majority Lenders.

25.	General undertakings

The undertakings in this Clause 25 shall remain in force from the date of this Agreement and throughout the Security Period.

25.1	Authorisations

Each Obligor shall and shall procure that each Security Provider promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

25.2	Compliance with laws

The Obligors shall, and the Borrower shall procure that the Security Providers as well as the Managers will:

(i)	comply in all respects with all laws or regulations applicable to its business and the operation of the Vessels, including all Environmental Laws, Social Laws, Environmental Permits and Social Permits, in each case to the extent a breach of such law or regulation would have a significant and adverse impact on any Obligor, Security Provider or Manager;

(ii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law and Social Law; and

(iii)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environment Approvals.

25.3	Sanctions

(a)	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action, make any omission or, (directly or indirectly), use any proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other person, in a manner that:

72 (169)

(i)	in respect of the use of any proceeds, to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding is a Restricted Party or Sanctioned Country;

(ii)	is a breach of Sanctions applicable to it;

(iii)	causes (or will cause) a breach by any Relevant Person of Sanctions applicable to it.

(b)	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) become a Restricted Party or take any action or make any omission that results, or is reasonably likely to result, in it becoming a Restricted Party.

25.4	Corrupt Practices

Each Obligor shall, and shall ensure that each member of the Group, act in compliance with all applicable laws and regulations relating to bribery, anti-money laundering and corrupt practices in any Relevant Jurisdiction and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it. Each Obligor shall maintain policies and procedures designed to promote and achieve compliance with such laws.

25.5	Taxation

Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith; and

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.1 (Financial statements).

25.6	No change of business

The Obligors will not, without the prior written consent of the Agent, engage in any business other than the business which it is engaged as of the date of this Agreement, and activities directly related thereto, and similar or related business, or change its type of organisation or jurisdiction.

25.7	Financial year

Except with the prior written consent of the Agent, the Obligors shall not alter their financial year end.

25.8	Pari passu ranking

Each Obligor shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or formation or in the jurisdiction in the ports of calls.

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25.9	Centre of Main Interest

None of the Obligors shall change its jurisdiction of incorporation or formation or change its centre of main interest (for the purposes of Council Regulation (EC) no. 1346/2000 on insolvency proceedings) to another jurisdiction without obtaining the prior written consent of the Majority Lenders.

25.10	Stock Exchange Listing

The Borrower shall remain a master limited partnership listed on the New York Stock Exchange or such other internationally recognized stock exchange as agreed with the Majority Lenders.

25.11	Ownership

(a)	The Borrower shall remain the 100% (direct or indirect) legal and beneficial owner of all shares and economic benefit in each of the Guarantors (other than any Intra-Group Charterer).

(b)	The Borrower shall procure that any Intra-Group Charterer is a Subsidiary of the Parent or the Borrower.

(c)	Each Vessel Owner will hold full legal title to and own the entire beneficial interest in its respective Vessel, and each Obligor and Security Provider will hold full legal title to and own the entire beneficial interest in the Insurances (the part of which is to the benefit of a vessel owner) and the Earnings payable to it, free of any Security Interest and other encumbrances and rights of every kind, except for the Permitted Encumbrances. All Earnings shall be payable to a Vessel Owner and/or Intra-Group Charterer (as applicable).

(d)	Notwithstanding paragraph (c) above, a Vessel Owner may enter into an agreement for the voluntary sale of a Vessel at Market Value and on arm’s length terms always subject to compliance with Clause 9.5 (Total Loss or sale).

(e)	Notwithstanding paragraph (c) above, a Vessel Owner shall be permitted to transfer title to a Vessel to a member of the Group provided that:

(i)	No Default is continuing or would result from the transfer;

(ii)	the transferee is wholly owned (directly or indirectly) by the Borrower and incorporated in an Approved Jurisdiction of Incorporation;

(iii)	the transferee accedes as an Additional Guarantor to this Agreement in accordance with the terms and conditions of Clause 29.2 (Additional Guarantors) and that Transaction Security (in form an substance satisfactory to the Lenders) is granted in favour of the Security Agent (on behalf of the Finance Parties) as contemplated by this Agreement, and any other documentation reasonably requested by the Agent in connection therewith, in each case prior to such transfer (subject to closing mechanics agreed with the Agent);

(iv)	each Finance Party has been provided with all “know your customer” documents reasonably requested by any Finance Party;

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(v)	the security position of the Finance Parties will not be adversely affected by such transfer; and

(vi)	such transfer is otherwise in accordance with the terms of this Agreement.

25.12	Merger and demerger

(a)	Except with the prior written consent of the Majority Lenders, the Obligors will not:

(i)	enter into any merger or consolidation with any other company unless with another member of the Group; and

(A)	each Obligor shall survive as a separate legal entity, or in case of a merger or consolidation of two Obligors at least one Obligor will survive as a separate legal entity, in both cases the surviving Obligor remaining bound in all respects by its obligations and liabilities under the Finance Documents; and

(B)	the Vessel Owners will continue to be special purpose companies, owning only their relevant Vessel; or

(ii)	demerge itself into any two or more companies.

25.13	Investment Restrictions

No Vessel Owner shall charter in any vessels or make any future investments or acquisitions, except for any investments or capital expenditures related to the use, operations, trading repairs and ordinary maintenance work of the Vessels (including but not limited to project related infrastructure/mooring systems if required under a Charterparty).

25.14	Restrictions on indebtedness

(a)	None of the Vessel Owners shall incur, create or permit to subsist any Financial Indebtedness.

(b)	The restrictions in paragraph (a) above do not apply to:

(i)	Financial Indebtedness incurred pursuant to the Finance Documents;

(ii)	the Existing Loans, provided however that the relevant Existing Loan is repaid by the Borrower following the Borrower’s Utilisation of the Facility and that all Existing Loans are repaid in full within the expiry of the Availability Period;

(iii)	Intra-Group Loans on the conditions that:

(A)	all such Intra-Group Loans are subject to an Assignment of Intra-Group Loans;

(B)	all such Intra-Group Loans are subordinated and unsecured in a form and substance satisfactory to the Agent; and

(iv)	Parent Group Loans on the condition that:

(A)	all such Parent Group Loans are subject to an Assignment of Intra-Group Loans;

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(B)	all such Parent Group Loans are subordinated and unsecured in a form and substance satisfactory to the Agent;

(v)	Subject always to (iii) and (iv) above, Financial Indebtedness incurred by a Vessel Owner related to normal trade debt in the ordinary course of operating and maintaining the Vessel owned by such Vessel Owner;

(vi)	Other Financial Indebtedness consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

(c)	None of the Intra-Group Charterers shall incur, create or permit to subsist any Financial Indebtedness.

(d)	The restrictions in paragraph (c) above do not apply to:

(i)	Financial Indebtedness incurred pursuant to the Finance Documents;

(ii)	Financial Indebtedness incurred pursuant to financing arrangements for vessels (other than the Vessels) which that Intra-Group Charterer acts as charterer, manager or similar;

(iii)	Intra-Group Loans on the conditions that:

(A)	all such Intra-Group Loans are subject to an Assignment of Intra-Group Loans;

(B)	all such Intra-Group Loans are subordinated and unsecured in a form an substance satisfactory to the Agent;

(iv)	Parent Group Loans on the conditions that:

(A)	all such Parent Group Loans are subject to an Assignment of Intra-Group Loans;

(B)	all such Parent Group Loans are subordinated and unsecured in a form and substance satisfactory to the Agent;

(v)	Other Financial Indebtedness consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

25.15	Financial Support

No Vessel Owner or Intra-Group Charterer shall provide, procure, create or permit to subsist any Financial Support or otherwise be a creditor in respect of Financial Indebtedness, other than:

(a)	Financial Support created pursuant to the Finance Documents;

(b)	For Intra-Group Charterers not being Vessel Owners, Financial Support incurred pursuant to financing arrangements for vessels (other than the Vessels) which that Intra-Group Charterer acts as charterer, manager or similar;

76 (169)

(c)	normal trade credits extended to its customers on normal commercial terms and in the ordinary course of its business;

(d)	Financial Support in the form of Intra-Group Loans on the condition that such Intra-Group Loans are subject to an Assignment of Intra-Group Loans, are subordinated and unsecured in a form and substance satisfactory to the Agent and no Default is outstanding at the time of such Financial Support being provided; and

(e)	Financial Support consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

25.16	Negative pledge

(a)	No Obligor shall (and shall procure that no Security Provider will) create or permit to subsist any Security Interest over any undertakings, property, assets, rights or revenues which are subject to the Transaction Security Documents or any right or economic benefit relating thereto.

(b)	No Vessel Owner or Intra-Group Charterer shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	The restrictions set out under paragraphs (a) – (b) above do not apply to:

(i)	Security Interests granted pursuant to the Transaction Security Documents;

(ii)	any Permitted Encumbrances;

(iii)	Subject to (a) above, for Intra-Group Charterers not being Vessel Owners, Security Interest incurred pursuant to financing arrangements for vessels which that Intra-Group Charterer acts as charterer, manager or similar; or

(iv)	Security Interests consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

25.17	Subordination of loans to the Borrower

Any Parent Group Loan to the Borrower shall be subordinated and unsecured in a form and substance satisfactory to the Agent, and not be subject to any Transaction Security.

25.18	Dividends and service of Parent Group Loans and Intra-Group Loans

The Borrower and as applicable any other Obligor may:

(a)	pay dividends (or make any other distributions to its shareholders, unitholders or preferred unitholders), or

77 (169)

(b)	service Parent Group Loans and Intra-Group Loans; or

(c)	buy-back or otherwise redeem its own common stock;

however only to the extent that:

(i)	no Default is continuing or would result from the proposed transaction, and

(ii)	after giving effect to such transaction, the Obligors remain in full compliance with the provisions of this Agreement (including those set out in Clause 24 (Financial Covenants).

25.19	Earnings Accounts

(a)	Each Guarantor shall collect and promptly credit any and all of its Earnings to its respective Earnings Account, and open and maintain its Earnings Accounts with the Account Bank or as otherwise agreed to by the Agent.

(b)	Transfers from and withdrawals of money standing to the credit on any Earnings Account shall be fully permitted until an Event of Default has occurred and is continuing.

25.20	Transactions with Affiliates

Each Obligor shall procure that all agreements and arrangements entered into with another Obligor or an Affiliate or any person which must be deemed to be acting in concert with an Affiliate are made in accordance with applicable arm’s length principles.

25.21	No change of operations

(a)	Subject to paragraph (b) below, each Obligor shall procure that:

(i)	the Managers continue to perform the management services for the Vessels;

(ii)	none of the Managers’ Undertakings are materially amended, terminated, or waived, without the prior written consent of all the Lenders.

(b)	Subject to the terms of the Finance Documents, the Borrower shall be permitted to agree, supplement or amend the terms and conditions of any existing or future Management Agreement without approval from the Agent, provided that:

(i)	the Managers continue to perform the management services for the Vessels; and

(ii)	the Managers enter into a Managers’ Undertaking.

(c)	Subject to the terms of the Finance Documents and compliance with Clause 26.11 (Vessel employment), the Obligors shall be permitted to enter into or amend any Charterparty.

25.22	Responsible ship recycling

(a)	The Borrower shall maintain an inventory of hazardous materials on board the Vessels.

(b)	The Borrower shall ensure that each Vessel which is to be scrapped or recycled shall be dismantled in a safe, sustainable, environmental and social responsible way in compliance with (i) the Hong Kong International Convention for the Safe and Environmental Recycling of Ships (2009) and (ii) the Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No. 1013/2006 and Directive 2009/16/EC.

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25.23	Assignment, novation or transfer of contracts

After the occurrence of an Event of Default which is continuing in accordance with Clause 27.17 (Acceleration), the Obligors shall upon the Agent’s request however, always subject to the terms of the Quiet Enjoyment Letter, make their best endeavours, to the extent legally permissible by law, to have assigned, novated or otherwise transferred the rights and obligations under the Charterparties or any other charter contracts, to one or several parties nominated by the Agent.

25.24	Commercial Guarantee

Each Obligor shall, for as long as any amount is outstanding under the Eksportkreditt Tranche, procure that its obligations and liabilities hereunder in respect of the Eksportkreditt Tranche are secured by the Commercial Guarantee(s) satisfactory to Eksportkreditt (in its sole discretion).

25.25	Disposals

No Obligor shall sell, transfer or otherwise dispose of any asset subject to (or which is purported to be subject to) any Transaction Security Document other than (i) money standing to the credit on the Earnings Accounts provided that no Event of Default has occurred and is continuing and (ii) otherwise as permitted pursuant to the terms of this Agreement.

25.26	Hedging

The Finance Parties shall have a first right of refusal of any hedging arrangements for the Obligors on competitive terms.

26.	Vessel covenants

The undertakings set out in this Clause 26 (Vessel Covenants) shall, unless otherwise specified, remain in force from the date of this Agreement and throughout the Security Period.

26.1	Minimum Market Value

(a)	Following the First Utilisation Date and throughout the Security Period, the Obligors shall at any time procure that the aggregate Market Value of the Vessels is higher than one hundred and twenty-five per cent. (125%) of the Loans outstanding under the Facilities from time to time.

(b)	The Market Value of the Vessels shall be tested:

(i)	on the First Utilisation Date and thereafter with reference to 30 June 2019 and subsequently on a semi-annual basis;

(ii)	upon the Agent’s request if an Event of Default has occurred and is continuing.

26.2	Flag, name, classification and ship registry

The Obligors shall procure (and provide the Agent with evidence of such compliance upon request) that:

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(a)	the Vessels are registered with an Approved Ship Registry, classed by the Approved Classification Society and managed by the Managers;

(b)	no change of name or flag of any of the Vessels (other than to an Approved Ship Registry) shall be made without the prior written consent of the Majority Lenders; and

(c)	no parallel registration of a Vessel in any ship registry (other than in respect of any parallel registration of a Vessel in an Approved Ship Registry or as already in force at the date of this Agreement as set out in Schedule 2 (Vessel owners, Vessels and Tranches)shall be made without the prior written consent of the Majority Lenders.

26.3	Insurances

(a)	Each Obligor shall during the Security Period maintain or ensure that each of the Vessels is insured against such risks in terms of scope and to the extent as is usual for prudent ship owners or companies carrying on the same or substantially similar business, including Hull and Machinery, Protection & Indemnity (including adequate cover for oil pollution liability with a minimum threshold of USD 1,000,000,000, Hull Interest and/or Freight Interest and War Risk (including blocking and trapping, confiscation, piracy, hijacking, terrorism and War Risk P&I) insurances, in such amounts and currencies, on an agreed value basis, on such terms (including the terms of the Nordic Marine Insurance Plan of 2013 (as amended)) and with such insurers or P&I associations and placed through insurance brokers as the Agent shall approve as appropriate for an internationally reputable shipping company, but so that the Protection & Indemnity cover shall be taken out with a member of the International Group of P&I Clubs. The Borrowers shall seek the approval in writing of the Agent, acting on the instruction of all the Lenders, prior to placing any of the Insurances through any captive vehicle.

(b)	The value of the Hull and Machinery insurance, Hull Interest insurance and/or Freight Interests insurance on each Vessel shall at all times be at least equal to or higher than the Market Value of that Vessel and the aggregate value of the Hull and Machinery insurance, Hull Interest insurance and Freight Interest insurance of all the Vessels shall at all times be at least equal to or higher than one hundred and twenty per cent. (120%) of the outstanding Total Commitments.

(c)	The value of the Hull and Machinery insurance of each Vessel shall at all times be at least eighty per cent. (80%) of the Market Value of each Vessel and the aggregate Hull and Machinery insurance of all the Vessels shall at all times be at least equal to or higher than the outstanding Total Commitments. The remaining cover required may be taken out by Hull Interest and Freight Interest Insurances.

(d)	The Obligors shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a threshold amount of USD 3,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, underwriters or brokers as relevant, always provided that the evidence thereof is in form and substance satisfactory to the Agent in its discretion. The Borrower shall, if so required by the Agent, provide the Finance Parties with details of terms and conditions of the Insurances and break down of insurers.

80 (169)

(e)	Not later than three (3) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming the Insurances referred to in sub-clause (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by this Clause 26.3 (Insurances), that such Insurances are in full force and effect and that the Agent (on behalf of all the Finance Parties) has been noted as first priority mortgagee by the relevant insurers.

(f)	If the Insurances have been taken out under the Nordic Marine Insurance Plan of 2013 (as amended), the Borrower shall procure that the interests of the Finance Parties are protected by way of the inclusion of chapter 8 of the Nordic Marine Insurance Plan of 2013 (as amended), in the insurances for Hull and Machinery, Hull Interest, Freight Interest and War Risk.

(g)	The Agent may effect (for the cost of the Borrower) Mortgagee's Interest Insurance (“MII”) and Mortgagee's Additional Perils (Pollution) Insurance (“MAPI”) in respect of each Vessel in an aggregate amount of not less than one hundred and twenty per cent. (120%) of the outstanding Total Commitment under this Agreement through such insurers and on such terms as the Agent in its discretion may deem appropriate.

(h)	If any of the Insurances referred to in this Clause 26.3 (Insurances) form part of a fleet cover, the Borrower shall procure that the brokers and/or insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Vessels any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Vessels if and when so requested by the Agent.

(i)	The Obligors shall procure that the Vessels are always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(j)	The Obligors will not (and shall procure that no one else makes) any material change to the Insurances set out in this Clause 26.3 (Insurances) without the prior written consent of the Agent.

(k)	Each of the Insurances shall be reviewed, at the cost of the Borrower, by the Lenders' insurance advisor who will issue an Insurance Report on an annual basis, and on each date on which the Insurances are due for renewal if so required by the Agent.

(l)	The Obligors shall procure that all insurance premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payments upon request.

26.4	Operations of the Vessels

(a)	The Obligors shall ensure that the Vessels:

81 (169)

(i)	are maintained and preserved in good working order and repair (fair wear and tear excepted) and operated in accordance with first class ownership practice and internationally recognized management standards; and

(ii)	comply and shall procure that any Intra-Group Charterer or Manager and, if applicable, any replacement manager complies with the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code (including, but not limited to, the maintenance and renewal of valid certificates pursuant thereto, including an ISSC for the Vessels), the ISPS Code, Marpol and any other international maritime safety regulations and requirements relevant to the operation and maintenance of the Vessels.

(b)	The Obligors shall upon request provide copies of certificates to the Agent evidencing compliance with paragraph (a) above as soon as the same become available.

(c)	The Obligors shall not:

(i)	employ any of the Vessels nor allow their employment in any manner contrary to applicable law or regulation in any Relevant Jurisdiction, to the extent a breach of such law or regulation would have a significant and adverse impact on any Obligor, Security Provider, Manager or the Group taken as a whole; or

(ii)	allow the employment of a Vessel, in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Vessels unless the Vessel Owner has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading vessels within the territorial waters of such country at such time. The Obligors shall, upon request from the Agent, promptly provide evidence of such cover.

26.5	Classification and repairs

The Obligors shall ensure that:

(i)	the Vessels maintain their respective class at the highest level with an Approved Classification Society, free of any material overdue conditions of class (subject only to paragraph (iii) below);

(ii)	no change of class from that held by the respective Vessel at the date of this Agreement (other than to an Approved Classification Society) shall be undertaken for any Vessel unless with the prior consent of the Agent (acting on the instructions of the Majority Lenders);

(iii)	following damage by casualty to a Vessel, carry out the appropriate repairs without undue delay; and

(iv)	no modification of, or part removal in respect of a Vessel is carried out in a way that would materially diminish the value of the Vessel.

82 (169)

26.6	Inspections and class records

(a)	The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect the Vessels once each year for the account of the Borrower upon the Agent giving prior written notice, provided that such inspection shall not interfere with normal operation or trading.

(b)	The Obligors shall, upon the Agent's reasonable request, obtain copies of all class records in relation to the Vessels.

26.7	Surveys

The Obligors shall submit or cause the Vessels to be submitted to such periodical or other surveys as may be required for classification purposes and to supply the Agent with copies of all survey reports or confirmation of class issued in respect thereof whenever such is required by the Agent.

26.8	Notification of certain events

The Borrower shall immediately upon becoming aware of it notify the Agent of:

(a)	any accident to any of the Vessels involving repairs where the costs will or are likely to exceed USD 3,000,000 (or the equivalent amount in any other currency);

(b)	any material requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, promptly complied with;

(c)	any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC;

(d)	any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Transaction Security Documents;

(e)	the occurrence of any material Environmental Claim against any of the Obligors or any of the Vessels, or any material incident, event or circumstance which may give rise to any such material Environmental Claim; and

(f)	any occurrence as a result of which any of the Vessels has become or is, by the passing of time or otherwise, likely to become a Total Loss.

26.9	Arrest

The Obligors shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any Vessel, its Insurances or Earnings;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any Vessel, its Insurances or Earnings; and

(c)	all other outgoings whatsoever in respect of any Vessel, its Insurances or Earnings,

and forthwith upon receiving a notice of arrest of any of the Vessels, or their detention in exercise or purported exercise of any lien or claim, the Obligors shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

83 (169)

26.10	Total Loss

In the event that a Vessel shall suffer a Total Loss, the Borrowers shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with the terms of this Agreement.

26.11	Vessel employment

26.11.1	Definitions

For the purpose of this Clause 26.11:

“Approved Jurisdiction” means Australia, Germany, Thailand, Argentina, Greece, Mexico, Tunisia, India, Morocco, Turkey, Brazil, Indonesia, UAE, Chile, Ireland, Philippines, UK, China, Jamaica, Poland, Vietnam, Colombia, Egypt, Kuwait and Taiwan .

“Compliance Risk” means an assessment of the contract counterparty with regards to its compliance with Sanctions applicable to it and laws relating to anti-bribery, anti-corruption, money laundering and any KYC checks to be carried out in order to comply with applicable laws.

“Country Risk” means an assessment of the country to ensure that it is not a jurisdiction which a Lender is not permitted by law or its internal rules from doing business with.

“Long Term FSRU Charterparty” means any Charterparty where a Vessel is operating in FSRU mode:

(a)	for a period exceeding from its effectiveness, 12 Months; or

(b)	which, following exercise of an optional extension, exceeds 12 Months.

“Long Term LNGC Charterparty” means any Charterparty where a Vessel is operating as a LNG carrier:

(a)	for a period exceeding from its effectiveness, 12 Months; or

(b)	which, following exercise of an optional extension, exceeds 12 Months.

“Short Term Charterparty” means any Charterparty where a Vessel is operating in FSRU mode or as an LNG carrier for a period of less than 12 Months (including any optional extensions).

26.11.2	Changes to Approved Jurisdiction

The list of countries identified as Approved Jurisdictions shall be reviewed on an annual basis, first time on the anniversary of this Agreement (each such date a “Review Date”), where:

(a)	the Borrower may propose that new countries be added as an Approved Jurisdiction subject to approval from the Lenders; and

84 (169)

(b)	the Agent may request that one or more countries are removed from the definition of Approved Jurisdictions to the extent:

(i)	any event or circumstance has arisen in respect of that jurisdiction which, in the reasonable opinion of the Majority Lenders, causes or may cause reputational risk to a Lender or result in a Lender’s breach of internal policy, if a Vessel would operate in that jurisdiction; and

(ii)	no:

(A)	bid for a contract has been submitted and is outstanding for any Vessel to operate in such jurisdiction;

(B)	binding contract exists for the operation of any Vessel in such jurisdiction; and

(C)	work is being performed by any Vessel in such jurisdiction.

The request for adding or removal of jurisdiction(s) from/to the definition of Approved Jurisdiction shall be made in writing within fifteen (15) Business Days of the relevant Review Date and the amendment of the definition of Approved Jurisdiction shall become effective on the date of the request or acceptance (as the case may be) being delivered to the Borrower.

26.11.3	Vessel employment

(a)	Each Vessel Owner and Intra-Group Charterer agree not to employ the Vessel owned by a Vessel Owner or permit its employment under a time or bareboat charter for any period other than as permitted below:

(i)	Intra-group chartering: on a time or bareboat charter to an Intra-Group Charterer;

(ii)	Short term charterparties: on a Short Term Charterparty;

(iii)	Long term LNGC charterparties: on a Long Term LNGC Charterparty to a well-known reputable international oil and/or gas major (or a subsidiary of such oil and/or gas major), or otherwise with the consent of the Lenders (such consent not to be unreasonably withheld or delayed);

(iv)	Long term FSRU charterparties: a Long Term FSRU Charterparty to a well-known reputable international oil and/or gas major (or a subsidiary of such oil and/or gas major) or otherwise to a Charterer approved by the Lenders (such approval not to be unreasonably withheld and the assessment shall only relate to Compliance Risk (which in the case of a refusal by the Lenders shall be accompanied by the justification by the relevant Lender(s) for such refusal)) in each case provided that the Vessel will operate in an Approved Jurisdiction or if the jurisdiction is not an Approved Jurisdiction with the consent of the Lenders (which shall not be unreasonably withheld and the assessment shall only relate to Country Risk); or

(v)	Bareboat charterparties Höegh LNG O&M: on a bareboat charter (i) if the Charterer is a well-known reputable international oil and/or gas major (or a subsidiary of such oil and/or gas major), or (ii) with the consent of the Lenders (such approval not to be unreasonably withheld and the assessment shall only relate to Compliance Risk (which in the case of a refusal by the Lenders shall be accompanied by the justification by the relevant Lender(s) for such refusal)) and in each case provided that, if the Vessel will be based in one location for the duration of such bareboat charter, the Vessel will operate in an Approved Jurisdiction or if the jurisdiction is not an Approved Jurisdiction with the consent of the Lenders (which shall not be unreasonably withheld and the assessment shall only relate to Country Risk).

85 (169)

(b)	Changes to any Charterparties with an initial duration in excess of twelve (12) months (including the exercise of any optional extension) or any bareboat charters approved by the Lenders pursuant to (a)(iv) and (a)(v) shall be permitted without the consent of the Lenders provided that such changes do not relate to counterparty or the country in which the Vessel will operate, in which case such amendment shall be subject to consent of the Lenders (such consent not to be unreasonably withheld or delayed and to be assessed in accordance with the principles set out in this Clause 26.11 and any refusal to be accompanied by the justification from the relevant Lender(s) for such refusal).

26.11.4	Environmental and social matters

Subject to a Long Term FSRU Charterparty (other than any Long Term FSRU Charterparty currently existing at the time of this Agreement) being in place at a given location, the Borrower shall as soon as possible and in any event no later than when such Long Term FSRU Charterparty has been entered into and has become firm and binding, provide documentation that environmental and social issues at the relevant location have been adequately addressed to the reasonable satisfaction of Eksportkreditt and in particular:

(a)	provide the Agent with a list of permits and requirements applicable to the Vessel(s) if it shall operate within an existing port and harbour infrastructure;

(b)	provide the Agent with an environmental and social impacts assessment (ESIA) that meets in all material respect the relevant Performance Standards of the International Finance Corporation (IFCs PS) and the relevant Environmental, Health, and Safety Guidelines of the World Bank Group (EHS Guidelines), such ESIA to include the requirement laid down with regard to the operation of the Vessel(s) at the location and be made available to the Agent; and

(c)	if applicable, provide the Agent with an Environmental and Social Management Plan (ESMP) in respect of issues raised in the assessment process and incorporate actions required to comply with the applicable standards.

26.11.5	Management systems

The Borrower shall document appropriate management systems for the environment, health and safety, and labour and working conditions on board the Vessel (including ISO 14001 and ILO MLC 2006).

27.	Events of default

Each of the events or circumstances set out in this Clause 27 is an Event of Default (save for Clause 27.17 Acceleration)).

86 (169)

27.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by a Disruption Event or administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.

27.2	Compliance with Financial Covenants and Insurances

Any requirement in Clause 24 (Financial Covenants) and/or Clause 26.3 (Insurances) is not satisfied.

27.3	Sanctions

The Obligors do not comply with Clause 25.3 (Sanctions).

27.4	Other obligations

(a)	The Obligors do not comply with any provision of the Finance Documents, other than those set out in Clause 27.1 (Non-payment), 27.2 (Compliance with Financial covenants and Insurances) and Clause 27.3 (Sanctions).

(b)	No Event of Default under (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower or relevant Obligor becoming aware of the failure to comply.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

27.6	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an declared event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

No Event of Default will occur under this Clause 27.6 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than USD 10,000,000 (or its equivalent in other currencies).

87 (169)

27.7	Insolvency

(a)	Any Obligor:

(i)	is unable or admits inability to pay its debts as they fall due; or

(ii)	suspends or threatens to suspend making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.8	Insolvency proceedings

Other than to the extent allowed under this Agreement, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor (except for any member of the Group in respect of an Intra-Group Loan) of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, business rescue practitioner, administrator, compulsory manager or other similar officer in respect of any Obligor or any assets of an Obligor; or

(d)	enforcement of any Security Interest over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction unless, however, that a petition for winding-up an Obligor is frivolous or vexatious and appropriate means are taken to dismiss the relevant action within ten (10) Business Days and it is stayed or dismissed within twenty (20) Business Days thereafter.

27.9	Creditors process

Any lien (except Permitted Encumbrances), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Transaction Security Documents or any other undertakings, property, assets, rights or revenues (not secured by the Transaction Security Documents) of the Obligors in an aggregate amount of USD 3,000,000 (or equivalent in any other currency or currencies) and is not discharged within thirty (30) calendar days unless the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

27.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful or impossible for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

88 (169)

(b)	Any obligation or obligations of the Obligors under any Finance Documents are not or cease to be legal, valid, binding or enforceable (subject to the Legal Reservations) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Security Interest created or expressed to be created or evidenced by the Transaction Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

27.11	Failure to comply with final judgment

An Obligor fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 10,000,000 (or the equivalent in other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Agent) that the insurers will be able to make such payment within thirty (30) days.

27.12	Cessation of business

(a)	An Obligor suspends or ceases or threatens to suspend or cease to carry on its business.

(b)	Any substantial part of an Obligor's business or assets is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority, which in the opinion of the Agent will or could reasonably be expected to adversely affect the Obligors' ability to perform its payment obligations under the Finance Documents.

27.13	Repudiation

(a)	Any document related to the Finance Documents is repudiated in any material respect which in the opinion of the Agent will or could reasonably be expected to adversely affect the Obligors' ability to perform its payment obligations under the Finance Documents.

(b)	Any claim for Insurances made by an Obligor is repudiated by an insurer following a Total Loss.

27.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against any Obligor or its assets which has or are reasonably likely to have a Material Adverse Effect.

89 (169)

27.15	Authorisations and consents

Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise ceases to be in full force and effect and which is reasonably likely to have a Material Adverse Effect.

27.16	Material adverse change

Any other event or series of events occur which has or is likely to have a Material Adverse Effect.

27.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents except for the Hedging Agreements be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans and all other amounts accrued or outstanding under the Finance Documents except for the Hedging Agreements be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	start enforcement in respect of the Transaction Security established by the Transaction Security Documents;

(e)	take any other action, with or without notice to the Borrower, exercise or direct the Security Agent to exercise or pursue any of its rights, remedies, powers or discretions conferred upon the Agent, the Security Agent or the other Finance Parties by any of the Finance Documents or by any applicable law or regulation as a consequence of such Event of Default which is continuing.

28.	Changes to the lenders

28.1	Assignments and transfers by the Commercial Lenders

(a)	Subject to this Clause 28, a Commercial Lender (the “Existing Lender”) may:

(i)	assign or have assumed any of its rights; or

(ii)	transfer any of its rights and obligations,

to another bank or financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including without limitations a member of the European System of Central Banks) (the “New Lender”), subject to the prior consent of the Agent (in its sole discretion).

90 (169)

28.2	Assignment and transfers by the Commercial Guarantors

(a)	Subject to this Clause 28, a Commercial Guarantor (the “Existing Commercial Guarantor”) may:

(i)	assign or have assumed any of its rights; or

(ii)	transfer any of its rights and obligations,

to another bank or financial institution, or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including without limitations a member of the European System of Central Banks) (the “New Commercial Guarantor”, subject to the prior consent of the Agent and Eksportkreditt.

(b)	Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Commercial Guarantor, the New Commercial Guarantor shall, on the date upon which an assignment or transfer takes place, pay to the Agent (on behalf of Eksportkreditt) a transfer fee of USD 3,500.

(c)	Clause 28.3 (Conditions of assignment or transfer), Clause 28.5 (Limitation of responsibility of Existing Lenders) and Clause 28.6 (Procedure for transfer) shall apply mutatis mutandis to a transfer by a Commercial Guarantor.

(d)	If the conditions and procedure for transfer are satisfied, then on the Transfer Date the Agent and the New Commercial Guarantor shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Commercial Guarantor been an Original Commercial Guarantor with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Commercial Guarantor shall each be released from further obligations to each other under this Agreement.

28.3	Conditions of assignment or transfer

(a)	Any assignment or transfer of part of a Finance Party’s commitment shall be in a minimum amount of USD 20,000,000.

(b)	The consent of the Borrower (which consent shall not be unreasonably withheld or delayed and provided always that in any event the Borrower’s liability in respect of withholding for an increased cost will not be substantially increased by any transfer) is required for any assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Commercial Lender or an Affiliate of a Commercial Lender; or

(ii)	made at a time when an Event of Default is continuing;

(iii)	in respect of a rating downgrade of a Commercial Guarantor in accordance with clause 9.10 (Rating downgrade of a Commercial Guarantor).

(c)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

91 (169)

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 28.6 (Procedure for transfer) is complied with.

(e)	The Borrower will be deemed to have given its consent for a transfer ten (10) Business Days after consent has been sought unless expressly refused within that period.

(f)	If:

(i)	a Commercial Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender acting through its new Facility Office under Clause 16 (Increased Costs), then the New Lender or Commercial Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Commercial Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(g)	Each New Lender, by executing the relevant Transfer Certificate or otherwise, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Commercial Lender or Commercial Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Commercial Lender.

28.4	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a transfer fee of USD 5,000.

28.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

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(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document;

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

28.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that the Existing Lender and the New Lender have complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Security Interest created by the Transaction Security Documents each of the Obligors and/or the Security Providers and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Security Interest created by the Transaction Security Documents and their respective rights against one another under the Finance Documents and in respect of the Security Interest created by the Transaction Security Documents shall be cancelled (being the “Discharged Rights and Obligations”);

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(ii)	each of the Obligors and/or the Security Providers and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and/or the Security Providers and the New Lender have assumed and/or acquired the same in place of the the Obligors and/or the Security Providers and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and the other Commercial Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Security Interest created by the Transaction Security Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

the New Lender shall become a Party as a “Commercial Lender”.

28.7	Copy of Transfer Certificate

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, or another instrument for assignments under this Clause 28 (Changes to the Lenders), send to the Borrower a copy of that Transfer Certificate or such other instrument as applicable.

28.8	Security over Lenders’ rights

(a)	In addition to the other rights provided to the Lenders under this Clause 28 (Changes to the Lenders), each Lender may without consulting with or obtaining any consent from any Obligor, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Documents to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank;

(ii)	in connection with any securitisation, covered bond program or any similar or equivalent transaction; and

(iii)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

(b)	No charge, assignment or Security Interest granted pursuant to paragraph (a) above shall:

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(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Obligors other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.9	Pro rata interest settlement

If the Agent has notified the Commercial Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

28.10	Disclosure of information

Any Finance Party may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or

(b)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.

29.	Changes to the obligors

29.1	Assignment or transfer by Obligors

(a)	No Obligor may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights or obligations

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under the Finance Documents unless with the prior written consent of all Lenders.

(b)	Notwithstanding paragraph (a) above, a Hedging Agreement and/or transactions thereunder, as applicable, may nonetheless be assigned, transferred or novated without the prior written consent of the Lenders.

29.2	Additional Guarantors

(a)	The Borrower may request to the Agent that any member of the Group becomes an Additional Guarantor.

(b)	The Borrower shall procure that any party becoming Vessel Owner or Intra-Group Charterer shall become an Additional Guarantor no later than (i) for Intra-Group Charterers, the date of the commencement of any Charterparty to which it is a party, and (ii) for Vessel Owners, as set out in Clause 25.11(e) (Ownership).

(c)	A party shall become an Additional Guarantor if the Agent has received all of the documents and other evidence listed in Part III of Schedule 4 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence as listed in Part III of Schedule 4 (Conditions Precedent).

(e)	Other than to the extent the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

29.3	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is no longer a Vessel Owner or an Intra-Group Charterer and has been replaced by an Additional Guarantor being the new Vessel Owner or the new Intra-Group Charterer (if applicable) in accordance with the terms of this Agreement; and

(ii)	the Agent is satisfied (acting reasonably) that no Earnings are owed under the relevant Charterparty,

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lender of its acceptance if:

(i)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	no payment is due from the Guarantor under Clause 20 (Guarantee and indemnity);

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29.4	Resignation and release of Security Interest

(a)	Subject to a closing procedure to be agreed between the Borrower and the Agent (each acting reasonably), any Transaction Security Document and any Security Interest granted thereunder by or in respect of the relevant Guarantor who is to be released, shall be released by the Agent at the cost and request of the Borrower, if:

(i)	the Agent is satisfied (acting reasonably) that no Earnings are owed under the relevant Charterparty;

(ii)	the new Vessel Owner or Intra-Group Charterer (if applicable) has acceded to the Agreement as an Additional Guarantor in accordance with the terms of Clause 29.2 (Additional Guarantors); and

(iii)	Transaction Security has been granted over or by the Additional Guarantor replacing an existing Guarantor or Security Provider (if applicable) as contemplated by this Agreement;

(iv)	no Default is continuing or would result from the release of the relevant Transaction Security Document.

(b)	Each Lender and each other Finance Party authorises the Agent to release any Security Interest granted pursuant to a Transaction Security Document in accordance with the terms of this Clause 29.4.

29.5	Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Additional Guarantor that each of the representations and warranties set out in Clause 22 (Representations) of this Agreement is true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.	Role of the Agent, the Security Agent and, the arrangers and the reference banks

In this Clause 30, “Finance Document” or “Finance Documents” shall not comprise Hedging Agreements.

30.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as its security agent under and in connection with the Finance Documents, and the Parties agree that the Security Agent holds the Transaction Security as such agent and trustee for the benefit of the Finance Parties on the terms set out in this Agreement and the other Finance Documents.

(c)	Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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30.2	Enforcement through Security Agent

Unless otherwise stated to the contrary in any Finance Document, the Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

30.3	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(f)	The Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document, provided however that this paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

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30.4	Duties of the Agent and the Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Paragraph (b) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.5	Particular duties of the Agent in respect of Eksportkreditt

(a)	The Agent shall as Agent in respect of Eksportkreditt exercise the same care as it normally exercises in making and handling loans for its own account, and hereunder:

(i)	calculate and inform the Borrower of interest and instalments, guarantee premium and all amounts and sums pursuant to 14 (Fees), receive (on behalf of Eksportkreditt) and make payments to Eksportkreditt of such amounts and sums due to Eksportkreditt on the respective due dates of each such payment provided that the Agent has received payment for such amount and sums from the Borrower in time to make the respective payment to Eksportkreditt;

(ii)	supply Eksportkreditt with financial information which the Agent has received in accordance with Clause 23.1 (Financial statements), and notify Eksportkreditt of any non-compliance with Clause 23.2 (Provision and contents of Compliance Certificate);

(iii)	inform Eksportkreditt of any non-compliance with paragraph (e) of Clause 26.3 (Insurances); and

(iv)	upon request by Eksportkreditt; demand from the Borrower and/or the Guarantors that non-compliance with the provisions set out above be immediately remedied (if capable of remedy), subject always to the provisions of Clause 27.17 Acceleration and Clause 40 (AMENDMENTS AND WAIVERS).

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(b)	The Agent assumes no responsibility and neither the Agent nor any of its officers, directors, employees or agents shall be liable to Eksportkreditt for any action taken or mitted to be taken hereunder or in connection with this Agreement unless caused by negligence or wilful misconduct.

30.6	Role of the Arrangers and the Coordinator

Except as specifically provided in the Finance Documents to the contrary, neither the Arrangers nor the Coordinator have any obligations of any kind to any other Party under or in connection with any Finance Document.

30.7	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Security Agent, the Coordinator or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Coordinator or the Arrangers shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

30.8	Business with the Group

The Agent, the Security Agent, the Coordinator and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and their respective Affiliates.

30.9	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its respective capacity as agents for the Lenders) that:

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(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), and so separate from any lawyers instructed by the Lenders, if the Agent or Security Agent (as applicable) in its reasonable opinion deems this to be desirable.

(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as applicable) gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security agent respectively under the Finance Documents.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent, the Coordinator or the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

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(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph 13.4 (Cost of funds).

(k)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent, nor the Security Agent shall be obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.10	Responsibility for documentation

None of the Agent, the Security Agent, the Coordinator or the Arrangers is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Coordinator or the Arrangers, an Obligor or any other person in or in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.11	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

30.12	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, a Receiver or Delegate), none of the Agent, the Security Agent, any Receiver, Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

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(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions, any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Security Agent, that Receiver or that Delegate, (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this provision.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent, the Coordinator or the Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

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(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party, and each Finance Party confirms to the Agent, the Security Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by either of the Agent, the Security Agent, the Coordinator or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent or the Security Agent, any Receiver or Delegate, any liability of the Agent or the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate have been advised of the possibility of such loss or damages.

30.13	Finance Parties’ indemnity to the Agent and the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to payment systems etc.) notwithstanding the Agent’s gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Each other Finance Party shall (in proportion to its share of all amounts outstanding and/or available for drawing under the Finance Documents) indemnify the Security Agent and every Receiver and every Delegate, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Security Agent, Receiver or Delegate as applicable (otherwise than by reason of the Security Agent’s or the Receiver's or the Delegate's, as applicable, gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	Subject to paragraph (d) below, the Borrower shall immediately on demand reimburse any Finance Party for any payment that Finance Party makes to the Agent or the Security Agent pursuant to paragraphs (a) and (b) above.

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(d)	Paragraph (c) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

30.14	Resignation of the Agent or the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in Norway, the United Kingdom or in a country which is a member of the European Union as successor by giving notice to the other Finance Parties and the Obligors.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Agent as applicable.

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent or Security Agent (as applicable) acting through an office in Norway, the United Kingdom or in a country which is a member of the European Union.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement) agree with the proposed successor Agent amendments to this Clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate agents together with any reasonable amendments to the agency fees payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(f)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	in the case of the Security Agent, the transfer of the Transaction Security to that successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent and the Security Agent) and this Clause 30 (and any agency fees for the account of the retiring Agent or Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

105 (169)

(h)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent or the Security, require it to resign in accordance with paragraph (b) above. In this event, the Agent or the Security Agent (as applicable) shall resign in accordance with paragraph (b)above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 15.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 15.7 FATCA Information indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

30.15	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent and the Security Agent) and this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

106 (169)

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.16	Confidentiality

(a)	In acting as agent or security agent for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

30.17	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and e-mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, e-mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	Each Finance Party shall supply the Security Agent with any information that it may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions under the Finance Documents.

30.18	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent and the Arrangers, and each Secured Party confirms to the Security Agent, that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

107 (169)

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the asset subject to Transaction Security, the priority of any of the Transaction Security or the existence of any Security Interest affecting the assets subject to or intended to be subject to the Transaction Security.

30.19	Agent’s and Security Agent’s management time

Any amount payable to the Agent and the Security Agent under Clause 17.3 (Indemnity to the Agent and the Security Agent), Clause 19(Costs and expenses) and Clause 30.13 (Finance Parties’ indemnity to the Agent and the Security Agent) shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent (as applicable) may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Agent under Clause 14(Fees).

30.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.21	No responsibility to perfect Transaction Security

The Agent or the Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the assets subject to or intended to be subject to the Transaction Security;

108 (169)

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the assets subject to or intended to be subject to the Transaction Security or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

30.22	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate or sub-delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

30.23	Role of Reference Banks

(a)	If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

(b)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(c)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(d)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 30.23.

109 (169)

30.24	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 30.23 (Role of Reference Banks), Clause 40.5 (Other Exceptions), and Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations).

30.25	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.26	Release of Transaction Security Documents

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the Security Agent shall (and is hereby authorised to) release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	the Security Agent shall (and is hereby authorised to) release, without recourse or warranty, all of its rights under each Transaction Security Document.

31.	Application of Proceeds

31.1	Order of application

Subject to Clause 31.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 31, the "Recoveries") shall be applied by the Security Agent (subject to the provisions of this Clause 31), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement and each Transaction Security Document; and

(c)	in payment to the Agent for application in accordance with Clause 34.6(Partial payments).

110 (169)

31.2	Prospective liabilities

Following enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 31.1 (Order of application) in respect of:

(a)	any sum to the Security Agent or any delegate; and

(b)	any part of the Transaction Security proceeds,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

31.3	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with Clause 31.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this Clause 31.3.

31.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

31.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the assets subject to Transaction Security, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

31.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

111 (169)

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

32.	Conduct of business by the finance parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.	Sharing among the finance parties

33.1	Payments to Finance Parties

Subject to paragraph 33.1(b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34(Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34(Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.6(Partial payments).

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 34.6(Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

112 (169)

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 33.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

33.5	Exceptions

(a)	This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.	Payment mechanics

34.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

(c)	Without extending the obligations or liability of the Agent under this Agreement in any way, payment from any of the Obligors to Eksportkreditt shall only be deemed made to Eksportkreditt when the relevant payment has been registered into the Eksportkreditt Account.

113 (169)

(d)	Unless an Event of Default has occurred and is continuing, this Clause 34.1 (Payments to the Agent) does not apply to payments by an Obligor under a Hedging Agreement.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 Clawback and pre-funding be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

34.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 34.1 (Payments to the Agent) may instead pay that amount direct to the required recipient(s) on the due date for payment under the Finance Documents.

114 (169)

34.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, any Receiver and any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fees or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal payments due but unpaid under the Facility;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Finance Parties, vary the order set out in paragraphs (a) (ii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. Netting of payments may nonetheless apply under a Hedging Agreement in accordance with its terms.

34.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9	Currency of account

The Obligors shall pay:

(a)	Any amount payable under or pursuant to this Agreement, except as otherwise provided for herein, in USD; and

115 (169)

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

34.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

34.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (AMENDMENTS AND WAIVERS);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11 (Disruption to payment systems etc.); and

116 (169)

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35.	Set-off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Each Obligor hereby agrees and accepts that this Clause 35 (Set-off) shall constitute a waiver of the provisions set out in § 29 of the Norwegian Financial Agreements Act 1999 (as amended) and further agrees and accepts, to the extent permitted by law, that said § 29 shall not apply to this Agreement or the other Finance Documents.

36.	Notices

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail, letter or fax (if requested).

36.2	Addresses

The addresses and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Höegh LNG Partners LP

c/o Höegh LNG AS

Drammensveien 134

0277 OSLO

Att: VP Finance, Birgitte Hjertum

E-mail: birgitte.hjertum@hoeghlng.com

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent:

Nordea Bank Abp, filial i Norge

P.O.Box 1166 Sentrum

N-0107 Oslo, Norway

Att: Global Maritime Loans

E-mail: agency.soosid@nordea.com

or any substitute address, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

117 (169)

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent (as applicable) and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address and e-mail address

Promptly upon receipt of notification of an address or e-mail address or change of address or e-mail address pursuant to Clause 36.2 (Addresses) or changing its own address or e-mail address, the Agent shall notify the other Parties.

36.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

36.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

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(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

38.	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required consents

(a)	Subject to Clause 40.2 (All Lender matters), Clause 40.3 (Eksportkreditt matters) and Clause 40.4 (Replacement of Screen Rate), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties. A Hedging Agreement may nonetheless be amended without the prior written consent of the Agent or the Majority Lenders.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

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(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 30.9 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 40 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

40.2	All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document (other than a Hedging Agreement) that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1(Definitions);

(b)	a change to the Borrower or Guarantors other than in accordance with Clause 29 (Changes to the obligors);

(c)	an increase or extension of any Commitment or the Total Commitments;

(d)	an extension to the date of payment of any amount under the Finance Documents;

(e)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commissions payable;

(f)	an extension of any Availability Period;

(g)	the release of any Guarantee Obligation or Transaction Security created by the Transaction Security Documents unless permitted under the Finance Documents or relating to a sale, or disposal of an asset which is the subject of Transaction Security created under the Transaction Security Documents where such sale or disposal is expressly permitted under any Finance Document or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

(h)	changes to the Lenders’ rights and obligations between themselves;

(i)	changes to provisions relating to transfers by Lenders;

(j)	a reduction in any payment or change of currency of a payment; or

(k)	any provision which expressly requires the consent of all the Lenders,

shall not be made, or given, without the prior consent of all the Lenders.

40.3	Eksportkreditt matters

Any changes to the definition of “Break Cost” or Clauses 9.10 (Rating downgrade of a Commercial Guarantor), 9.11 (Cessation of a Commercial Guarantee), 9.12 (Expiry of Commercial Guarantee) and to the extent such change affects Eksportkreditt, 10.2 (Interest and other amounts), require the approval of Eksportkreditt.

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40.4	Replacement of Screen Rate

Subject to Clause 40.5 (Other exceptions), if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders.

40.5	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arrangers or the Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the Arrangers or, as the case may be, that Hedge Counterparty.

(b)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and

(ii)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this Clause 40 but as if references in this Clause 40 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

40.6	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days of that request being made (unless, the Borrower and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

40.7	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below) and no Event of Default is continuing; or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 16.1 (Increased costs), Clause 15.2 (Taxes) or Clause 15.3 (Tax indemnity) to any Lender in excess of amounts payable to the other Lenders generally,

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then the Borrower may (at its own expense), on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 28 (Changes to the lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 40.7 shall be subject to the following conditions:

(i)	the Obligors shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Obligors to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 40.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(vi)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(c)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents; and

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders and consent has been received from the Majority Lenders;

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

40.8	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining

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(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 40.8, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.9	Replacement of a Defaulting Lender

(a)	The Borrower may (at its own cost), at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (a) above.

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(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 40.9 shall be subject to the following conditions:

(i)	the Obligors shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Obligors to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

41.	Confidential information

41.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance brokers, insurance advisors, reinsurers, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, representatives and professional advisers;

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(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 30.17 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 28.8 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if the person to whom the Confidential Information is to be given

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

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(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(b)(i) or (b)(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

(e)	the Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, this Agreement and any amendments, waivers or other modifications hereto may be filed by the Borrower with the United States Securities and Exchange Commission or any other governmental or regulatory authority in accordance with applicable law.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation or formation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 44.1 (Governing law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

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(viii)	amounts of any Tranches of and the Total Commitments of the Facility;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of the Facility;

(xii)	Termination Date;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

41.4	Entire agreement

This Clause 41 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

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(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2(Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41 (Confidential Information).

41.7	Continuing obligations

The obligations in this Clause 41 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	Confidentiality of funding rates and reference bank quotations

42.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs b), c) and d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 11.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

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(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent's obligations in this Clause 42 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 11.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.

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42.3	No Event of Default

No Event of Default will occur under Clause 27.4 (Other obligations)) by reason only of an Obligor's failure to comply with this Clause 42.

43.	Miscellaneous

43.1	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43.2	Precedence

In case of conflicting provisions between the Transaction Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this shall not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Transaction Security Document.

44.	Governing Law and Enforcement

44.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Norwegian law.

44.2	Jurisdiction

(a)	The courts of Oslo, Norway, have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each of the Obligors shall be prevented from taking proceedings relating to a Dispute in any other court than the Oslo District Court (No: Oslo tingrett).

(b)	This Clause 44.2 (Jurisdiction) is for the benefit of the Finance Parties only. No Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions. Accordingly, Oslo District Court (No: Oslo tingrett) has non-exclusive jurisdiction to settle any Dispute.

44.3	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Norway (if any)):

(i)	irrevocably appoints Höegh LNG AS of Drammensveien 134, 0277 Oslo, Norway (represented by the chairman of the board of directors from time to time) as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document governed by Norwegian law; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any process agent appointed pursuant to this Clause 44.3 (Service of process) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

*****

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SIGNATORIES:

The Original Borrower:

Höegh LNG Partners LP

By:	/s/ Birgitte Hjertum
Name: Birgitte Hjertum
Title: Attorney-in-Fact

The Original Guarantor(s):

Hoegh LNG Cyprus Limited

By:	/s/ Vida Beemer
Name: Vida Beemer
Title: Director

Höegh LNG FSRU IV Ltd.

By:	/s/ Veronica B. Sandnes
Name: Veronica B. Sandnes
Title: Attorney-in-Fact

Höegh LNG Colombia S.A.S.

By:	/s/ Eduardo Polo
Name: Eduardo Polo
Title: General Manager

Hoegh LNG Egypt LLC

By:	/s/ Walid Darwish
Name: Walid Darwish
Title: General Manager

The Coordinator and Bookrunner:

Nordea Bank Abp, filial i Norge

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

The Mandated Lead Arrangers:

Nordea Bank Abp, filial i Norge

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Swedbank AB (publ)

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Sumitomo Mitsui Banking Corporation

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Credit Suisse AG

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

BNP Paribas

By:	/s/ Vincent Pascal	/s/ Jean Philippe Poirier
Name: Vincent Pascal		Jean Philippe Poirier
Title: Head of Shipping EMEA

Commonwealth Bank of Australia

By:	/s/ Philip Cheesmen
Name: Philip Cheesman
Title: Director

The Original Lenders:

Nordea Bank Abp, filial i Norge

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Swedbank AB (publ)

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Sumitomo Mitsui Banking Corporation

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Credit Suisse AG

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

BNP Paribas

By:	/s/ Vincent Pascal	/s/ Jean Philippe Poirier
Name: Vincent Pascal		Jean Philippe Poirier
Title: Head of Shipping EMEA

Commonwealth Bank of Australia

By:	/s/ Philip Cheesmen
Name: Philip Cheesman
Title: Director

Eksportkreditt AS

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

The Original Commercial Guarantors:

Nordea Bank Abp, filial i Norge

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Sumitomo Mitsui Banking Corporation

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

BNP Paribas

By:	/s/ Vincent Pascal	/s/ Jean Philippe Poirier
Name: Vincent Pascal		Jean Philippe Poirier
Title: Head of Shipping EMEA

Swedbank AB (publ)

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

The Hedge Counterparties:

Nordea Bank Abp

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Swedbank AB (publ)

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Commonwealth Bank of Australia

By:	/s/ Philip Cheesmen
Name: Philip Cheesman
Title: Director

The Agent and Security Agent:

Nordea Bank Abp, filial i Norge

By:	/s/ Daniel Jovanovic
Name: Daniel Jovanovic
Title: Attorney-in-Fact

Schedule 1
Lenders and Commitments

Name and contact details of each Original Lender:	Revolving Facility Commitments:		Term Loan Facility Commitments:		Total Commitments:
(A) Original Commercial Lenders
Nordea Bank Abp, filial i Norge	USD	13,920,130	USD	37,824,675	USD	51,744,805
Credit Suisse AG	USD	13,101,299	USD	66,493,506	USD	79,594,805
BNP Paribas	USD	9,825,974	USD	41,116,883	USD	50,942,857
Commonwealth Bank of Australia	USD	9,825,974	USD	49,870,130	USD	59,696,104
Sumitomo Mitsui Banking Corporation	USD	9,825,974	USD	41,116,883	USD	50,942,857
Swedbank AB (publ)	USD	6,550,649	USD	27,411,255	USD	33,961,905
Total:	USD	63,050,000	USD	263,833,333	USD	326,883,333
(B) Eksportkreditt
Eksportkreditt AS			USD	56,166,667	USD	56,166,667
Total:			USD	56,166,667	USD	56,166,667
(C) Original Commercial Guarantors
Nordea Bank Abp, filial i Norge			USD	32,824,675	USD	32,824,675
Sumitomo Mitsui Banking Corporation			USD	8,753,247	USD	8,753,247
BNP Paribas			USD	8,753,247	USD	8,753,247
Swedbank AB (publ)			USD	5,835,498	USD	5,835,498
Total:			USD	56,166,667	USD	56,166,667
(D) Hedge Counterparties
Nordea Bank Abp
Swedbank AB (publ)
Commonwealth Bank of Australia
Total:

Schedule 2
Guarantors and Security Providers

Part I Guarantors

Name	Address	Registration number (or similar)	Role in the Facility
Hoegh LNG Cyprus Limited	Sotiri Tofini 4, 2nd Floor, 4102 Agios, Athanasios, Limassol, Cyprus	339342	Vessel Owner, Höegh Gallant
Höegh LNG FSRU IV Ltd.	Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands	272039	Vessel Owner, Höegh Grace
Höegh LNG Colombia S.A.S.	Avenida 82 No 10-62 Bogota, Colombia	NIT 900.961.648-1	Intra-Group Charterer
Hoegh LNG Egypt LLC	Second Floor, Bldg. no. 176, Second Zone, Fifth Settlement, New Cairo, Cairo, Egypt	98176	Intra-Group Charterer

Part II Security Providers

Name	Address	Registration number (or similar)	Role in the Facility
Höegh LNG Colombia Holding Ltd.	Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands	307956	Security Provider
Höegh LNG Egypt Holding I Ltd.	Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands	294365	Security Provider
Höegh LNG Egypt Holding II Ltd.	Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands	294361	Security Provider
Höegh LNG Partners Operating LLC	Wessex House, 5th Floor, 45 Reid Street, Hamilton HM12, Bermuda	962935	Security Provider
Höegh LNG Ltd.	Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda	38061	Security Provider

Schedule 3
Vessel owners, Vessels and Tranches

VesseL Owner:	Vessel and Flag State:	Tranche amount (of the Term Loan Facility):
Hoegh LNG Cyprus Limited	Höegh Gallant (Norway)	USD	147,698,734
Höegh LNG FSRU IV Ltd.	Höegh Grace (Marshall Islands)	USD	172,301,266

Schedule 4
Conditions Precedent

Part I
Initial Conditions Precedent

1.	Corporate Authorisations for each Obligor and Security Provider

(a)	Certificate of Incorporation (or similar);

(b)	Articles of Association, Memorandum of Association and/or By-laws (to the extent applicable in the relevant jurisdiction);

(c)	Updated Good Standing Certificate (or similar, to the extent applicable in the relevant jurisdiction);

(d)	Resolutions passed at a board meeting of the relevant Obligor and Security Provider evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party;

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents on its behalf; and

(iii)	in respect of each company subject to a Share Charge, and to the extent applicable or desirable; approval of the transfer of shares pursuant to the Share Charge, instructions of the updating of the share register, register of member or similar;

(e)	To the extent applicable or desirable in any jurisdiction, shareholders resolution from or related to Obligors and Security Providers for the purpose of approving the terms of and entering into of the Finance Documents;

(f)	Power of Attorney (notarised and legalised if requested by the Agent);

(g)	Certified true copies of valid proof of identity in respect of the persons signing on behalf of the relevant Obligor and Security Provider; and

(h)	Director’ or Secretary’s Certificate for each Obligor and Security Provider evidencing the true copy of the corporate documents set out above.

2.	Facility Agreement

This Agreement (in form and substance satisfactory to all Lenders) duly signed by the relevant parties thereto.

3.	Transaction Security Documents, Egyptian Guarantee and Commercial Guarantees

Each of the Commercial Guarantees (to be in form and substance satisfactory to Eksportkreditt), the Egyptian Guarantee and the following Transaction Security Documents in agreed form (to be in form and substance satisfactory to all the Lenders);

(a)	the Mortgages (including any deeds of covenants);

(b)	the Assignments of Insurances;

(c)	the Share Charges;

(d)	the Account Charges;

(e)	the Assignments of Intra-Group Loan;

(f)	the Assignments of Earnings;

(g)	the Assignments of Charterparties;

(h)	the Assignments of Hedging Agreements; and

(i)	the Managers’ Undertakings.

4.	Authorisations

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors, Security Providers and Managers to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors, Security Providers or Managers to enter into and perform their obligations under the Finance Documents.

5.	Miscellaneous

(a)	any documents necessary in relation to the Managers;

(b)	Any Fee Letter and evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the date of this Agreement, have or will be paid on its due date;

(c)	an arrangement fee letter;

(d)	an effective interest letter;

(e)	any Subordination Agreement;

(f)	the Original Financial Statements;

(g)	a Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 24 (Financial Covenants) and that no Default is continuing or will occur following the relevant Utilisation;

(h)	a confirmation from the Borrower that:

(i)	since 31 December 2017, nothing shall have occurred (and neither the Agent nor any of the other Finance Parties shall have become aware of any condition or circumstance not previously known to it or them) which any of the Finance Parties shall determine has had, or could reasonably be expected to have, a Material Adverse Effect;

(ii)	there is currently not, and will not be, any conflict between the Finance Documents and any material agreement (including, but not limited to any Charterparty for the Vessels) of the Obligors; and

(iii)	other than as disclosed to the Lenders in writing in advance, no litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against any Obligor or its assets which has or are reasonably likely to have a Material Adverse Effect.

(i)	any “know your customer” documents as reasonably required by the Lenders;

(j)	any letters for appointment of process agent in any relevant jurisdiction pursuant to any Finance Document; and

(k)	any other documents as reasonably requested by the Agent.

6.	Legal opinions

Each of the following legal opinions in agreed form (to be in form and substance satisfactory to all the Lenders) in matters relating to:

(a)	Norwegian law from Advokatfirmaet BAHR AS;

(b)	Cayman Islands law from Maples and Calder;

(c)	Marshall Islands law from Norton Rose Fulbright US LLP;

(d)	Cyprus law from Chrysses Demetriades & Co. LLC;

(e)	Colombian law from Philippi Prietocarrizosa Ferrero DU & Uria;

(f)	Singaporean law from Allen & Gledhill LLP;

(g)	Egyptian law from Shalakany;

(h)	Bermuda law from Appleby (Bermuda) Limited; and

(i)	such other favourable legal opinions as requested by the Agent.

Part II
Conditions Precedent to First Utilisation Date

1.	Finance Documents

Each of the Finance Documents in respect of the Borrower and Vessel to which that Utilisation relates, duly signed by all the relevant parties thereto, together with evidence that the Security Interest created thereunder is (or will on the relevant Utilisation Date subject to closing mechanism to be agreed be) legally perfected on first priority in accordance with the terms of each of the Finance Documents and applicable laws including, but not limited to:

(a)	the Commercial Guarantees, the Egyptian Guarantee and the Transaction Security Documents listed in Part I of this Schedule 4 (Conditions Precedent);

(b)	any Quiet Enjoyment Letter, consents, notices of assignment and acknowledgements of those notices and any other ancillary documents as required by any of the Transaction Security Documents listed in Part I of this Schedule 4 Conditions Precedent (it being understood that the Borrower shall use commercially reasonable efforts to obtain acknowledgements in relation to a Charterparty in such form as agreed with the Agent); and

(c)	any other Finance Document related to that Utilisation.

2.	Authorisations

All approvals, authorisations and consents required (if any) by any government, other authorities or other third parties for the Obligors, Security Providers or Managers to enter into and perform their obligations under any of the Finance Documents.

3.	The Vessels

(a)	Appraisal reports on the Market Value of the Vessel not being older than 30 days before the Utilisation Date evidencing compliance with Clause 26.1 (Minimum Market Value) (Minimum Market Value);

(b)	A copy of the certificate of ownership and encumbrances from the appropriate authorities showing the registered ownership of the Vessel;

(c)	A copy of the updated class certificate or declaration of class related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 26.5 (Classification and repairs), free of material conditions of class;

(d)	Results of maritime registry searches with respect to the Vessel, which results shall be acceptable to the Agent;

(e)	Documents evidencing compliance with the ISM Code and ISPS Code, including without limitation an ISSC;

(f)	Copy of any Charterparty for the Vessels with a remaining tenor exceeding twelve (12) months;

(g)	Contract memo prepared by Lenders’ counsel describing the key provisions of the current charter arrangement for Höegh Grace;

(h)	Certificates from insurance brokers evidencing that the relevant Obligor has taken out insurances in accordance with Clause 26.3 (Insurances), including standard letters of undertaking from the insurers confirming the loss payable clauses; and

(i)	The Insurance Report.

4.	Miscellaneous

(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date.

(b)	evidence that all fees, costs and expenses referred to in Finance Documents as payable prior to the relevant Utilisation Date, have or will be paid on its due date.

(c)	The prepayment notice for the relevant Existing Loan and an irrevocable payment instruction securing direct prepayment of such Existing Loan.

(d)	Executed legal opinions in form and substance satisfactory to the Agent (on behalf of all the Lenders) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions as the Agent may require.

(e)	Any other documents as reasonably requested by the Agent.

Part III
Conditions Precedent to be delivered by an Additional Guarantor

1.	An Accession Letter executed by the Additional Guarantor and the Agent.

2.	In respect of an Additional Guarantor, a copy of:

(a)	its Certificate of Incorporation (or similar);

(b)	its Association, Memorandum of Association and/or By-laws (to the extent applicable in the relevant jurisdiction);

(c)	its Updated Good Standing Certificate (or similar, to the extent applicable in the relevant jurisdiction);

(d)	a resolution of its board of directors (i) approving the Finance Documents to which it is a party and resolving to execute, deliver and perform the Finance Documents to which it is a party and (ii) authorising a specified person or persons to execute the Finance Documents to which it is a party and all documents and necessary for the transactions contemplated by the Finance Documents to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(e)	if applicable, a copy of a resolution signed by all the holders of its issued shares, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

3.	A certificate of an authorised signatory of the Additional Guarantor and any entity required to provide any Security Interest under the terms of this Agreement certifying that each copy document relating to it specified in this Part III of Schedule 4 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the relevant Accession Letter and specimen signatures of any person signing the relevant Finance Document on behalf of the Additional Guarantor or any entity required to provide any Security Interest under the terms of this Agreement (as the case may be).

4.	At least two (2) originals of each Transaction Security Document which the Agent reasonably requires to be entered into by or in respect of the Additional Guarantor or any entity required to provide any Security Interest under the terms of this Agreement, executed by the parties to that document, together with copies of all notices required to be sent under the relevant Transaction Security Documents executed by the relevant parties and all other documents and instruments to be provided under that Transaction Security Document.

5.	The latest available financial statements of the Additional Guarantor.

6.	Legal opinions of legal advisers to the Agent in the relevant jurisdictions.

7.	Such documentation and other evidence needed for the Agent or other Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in respect of the accession of the Additional Guarantor to this Agreement.

8.	Any other document or instrument reasonably required by the Agent.

Schedule 5
Requests

Part I
Utilisation Request (Loans)

From:	Höegh LNG Partners LP

To:	Nordea Bank Abp, filial i Norge

Dated:

HÖEGH LNG PARTNERS LP – UP TO USD 385,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 29 JANUARY2019 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3.	We confirm that (i) each condition specified in Clause 4.2 (Conditions precedent for each Utilisation) is satisfied on the date of this Utilisation Request, (ii) each of the representations and warranties set out in Clause 22 (Representations) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

By:
Name:
Title:
Borrower:

Part II
Selection Notice

From:	Höegh LNG Partners LP

To:	Nordea Bank Abp, filial i Norge

Dated:

HÖEGH LNG PARTNERS LP – UP TO USD 385,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 29 JANUARY2019 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan[s] with an Interest Period ending on [●].

3.	We request that the next Interest Period for the above Loan[s] is [●].

4.	This Selection Notice is irrevocable.

Yours faithfully

By:
Name:
Title:
Company: [Name of relevant Borrower]

Part III
Utilisation Request (Commercial Guarantee)

From:	Höegh LNG Partners LP

To:	Nordea Bank Abp, filial i Norge

Dated:

HÖEGH LNG PARTNERS LP – UP TO USD 385,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 29 JANUARY2019 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request for a Commercial Guarantee. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for the Commercial Guarantee to be issued on our behalf by the Commercial Guarantors on the following terms: borrow a Loan on the following terms:

(a)	Proposed Utilisation Date: [•]

(b)	Amount: [•]

(c)	Term: [•]

(d)	Beneficiary: Eksportkreditt

(e)	Delivery instuctions: [•]

3.	We ask for the Commercial Guarantee to be issued in the form attached as Schedule 10 (Form of Guarantee) to the Agreement.

4.	We confirm that (i) each condition specified in Clause 4.2 (Conditions precedent for each Utilisation) is satisfied on the date of this Utilisation Request, (ii) each of the representations and warranties set out in Clause 22 (Representations) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

5.	This Utilisation Request is irrevocable.

Yours faithfully

By:
Name:
Title:
Borrower:

Schedule 6
Form of Accession Letter

To:	Nordea Bank Abp, filial i Norge as Agent

From:	[Additional Guarantor] and Höegh LNG Partners LP

Dated:

HÖEGH LNG PARTNERS LP – UP TO USD 385,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 29 JANUARY2019 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Additional Guarantor] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 29.2 (Additional Guarantors) of the Agreement.

3.	[Additional Guarantor] is a [•] duly incorporated under the laws of [name of relevant jurisdiction].

4.	[Additional Guarantor] will become an Intra-Group Charterer under this Agreement.

5.	[Additional Guarantor] administrative details are as follows:

Address:

Fax No:

Attention:

6.	[Limitation language]

7.	This Accession Letter shall become effective upon the Agent having confirmed in writing to the Borrower that it has received all the documents and evidence listed in Part III of Schedule 4 (Conditions Precedent) in form and substance satisfactory to the Agent.

8.	This Accession Letter is governed by Norwegian law.

***

Höegh LNG Partners LP	[Additional Guarantor]

By:	By:
Name:	Name:
Title:	Title:

We hereby consent to the above Accession Letter and confirm that we have received all documents and evidence listed in Part III of Schedule 4 (Conditions Precedent) in form and substance satisfactory to us.

Nordea Bank Abp, filial i Norge as Agent

Date: _________

By:	By:
Name:	Name:
Title:	Title:

Schedule 7
Form of Resignation Letter

To:	Nordea Bank Abp, filial i Norge as Agent

From:	[resigning Guarantor] and Höegh LNG Partners LP

Dated:

Dear Sirs

HÖEGH LNG PARTNERS LP – UP TO USD 385,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 29 JANUARY2019 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 29.3 (Resignation of a Guarantor) of the Agreement, we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement and the Finance Documents as [reason for resignation request] [and that the following Security Interest and Transaction Security Document(s) be released at the cost of the Borrower:

(a)	[●]; and

(b)	[●]].

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request;

(b)	no payment is due from the Guarantor under Clause 20 (Guarantee and indemnity);

(c)	there is no Earnings owed under the relevant Charterparty;

(d)	the new Intra-Group Charterer has acceded to the Agreement as an Additional Guarantor in accordance with the terms of Clause 29.2 (Additional Guarantors); and

(e)	Transaction Security has been granted over or by the new Intra-Group Charterer.

(f)	[ ]***

4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by Norwegian law.

***

Höegh LNG Partners LP	[resigning Guarantor]

By:	By:
Name:	Name:
Title:	Title:

We hereby consent to the above Resignation Letter.

Nordea Bank Abp, filial i Norge as Agent

Date: _________

By:	By:
Name:	Name:
Title:	Title:

Schedule 8
Form of Transfer Certificate

To:	Nordea Bank Abp, filial i Norge as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

HÖEGH LNG PARTNERS LP – UP TO USD 385,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 29 JANUARY2019 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 28 (Changes to the Lenders):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28 (Changes to the Lenders).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2(Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 28.5 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender:	[ ]

II	New Lender:	[ ]

III	Total Commitments of Existing Lender:	USD [ ]

IV	Aggregate amount transferred:	USD [ ]

V	Total Commitments of New Lender:	USD [ ]

VI	Transfer Date:	[ ]

Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[                    ]

Att: [                    ]

Telefax no: + [                    ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:

[•]	[•]

By:	By:

Name:	Name:

Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [].

Agent:

[     ]

By:

Name:

Title:

Schedule 9
Repayments

Eksportkreditt Tranche
	Höegh Gallant		Höegh Grace		Total
Date	Outstanding Amount	Repayment Amount*	Outstanding Amount	Repayment Amount*	Outstanding Amount	Repayment Amount*
31.01.2019	28 416 667		27 750 000		56 166 667
30.04.2019	27 500 000	916 667	27 000 000	750 000	54 500 000	1 666 667
30.07.2019	26 583 333	916 667	26 250 000	750 000	52 833 333	1 666 667
30.10.2019	25 666 667	916 667	25 500 000	750 000	51 166 667	1 666 667
30.01.2020	24 750 000	916 667	24 750 000	750 000	49 500 000	1 666 667
30.04.2020	23 833 333	916 667	24 000 000	750 000	47 833 333	1 666 667
30.07.2020	22 916 667	916 667	23 250 000	750 000	46 166 667	1 666 667
30.10.2020	22 000 000	916 667	22 500 000	750 000	44 500 000	1 666 667
30.01.2021	21 083 333	916 667	21 750 000	750 000	42 833 333	1 666 667
30.04.2021	20 166 667	916 667	21 000 000	750 000	41 166 667	1 666 667
30.07.2021	19 250 000	916 667	20 250 000	750 000	39 500 000	1 666 667
30.10.2021	18 333 333	916 667	19 500 000	750 000	37 833 333	1 666 667
30.01.2022	17 416 667	916 667	18 750 000	750 000	36 166 667	1 666 667
30.04.2022	16 500 000	916 667	18 000 000	750 000	34 500 000	1 666 667
30.07.2022	15 583 333	916 667	17 250 000	750 000	32 833 333	1 666 667
30.10.2022	14 666 667	916 667	16 500 000	750 000	31 166 667	1 666 667
30.01.2023	13 750 000	916 667	15 750 000	750 000	29 500 000	1 666 667
30.04.2023	12 833 333	916 667	15 000 000	750 000	27 833 333	1 666 667
30.07.2023	11 916 667	916 667	14 250 000	750 000	26 166 667	1 666 667
30.10.2023	11 000 000	916 667	13 500 000	750 000	24 500 000	1 666 667
30.01.2024	10 083 333	916 667	12 750 000	750 000	22 833 333	1 666 667
30.04.2024	9 166 667	916 667	12 000 000	750 000	21 166 667	1 666 667
30.07.2024	8 250 000	916 667	11 250 000	750 000	19 500 000	1 666 667
30.10.2024	7 333 333	916 667	10 500 000	750 000	17 833 333	1 666 667
30.01.2025	6 416 667	916 667	9 750 000	750 000	16 166 667	1 666 667
30.04.2025	5 500 000	916 667	9 000 000	750 000	14 500 000	1 666 667
30.07.2025	4 583 333	916 667	8 250 000	750 000	12 833 333	1 666 667
30.10.2025	3 666 667	916 667	7 500 000	750 000	11 166 667	1 666 667
30.01.2026	2 750 000	916 667	6 750 000	750 000	9 500 000	1 666 667
30.04.2026	1 833 333	916 667	6 000 000	750 000	7 833 333	1 666 667
30.07.2026	916 667	916 667	5 250 000	750 000	6 166 667	1 666 667
30.10.2026	0	916 667	4 500 000	750 000	4 500 000	1 666 667
30.01.2027	0	0	3 750 000	750 000	3 750 000	750 000
30.04.2027	0	0	3 000 000	750 000	3 000 000	750 000
30.07.2027	0	0	2 250 000	750 000	2 250 000	750 000
30.10.2027	0	0	1 500 000	750 000	1 500 000	750 000
30.01.2028	0	0	750 000	750 000	750 000	750 000
30.04.2028	0	0	0	750 000	0	750 000

*Assuming refinancing

Commercial Tranche
	Höegh Gallant		Höegh Grace		Total
Date	Outstanding Amount	Repayment Amount	Outstanding Amount	Repayment Amount	Outstanding Amount	Repayment Amount
31.01.2019	119 282 067		144 551 266		263 833 333	0
30.04.2019	117 142 381	2 139 686	141 958 300	2 592 966	259 100 681	4 732 652
30.07.2019	115 002 695	2 139 686	139 365 334	2 592 966	254 368 029	4 732 652
30.10.2019	112 863 009	2 139 686	136 772 368	2 592 966	249 635 376	4 732 652
30.01.2020	110 723 322	2 139 686	134 179 402	2 592 966	244 902 724	4 732 652
30.04.2020	108 583 636	2 139 686	131 586 436	2 592 966	240 170 072	4 732 652
30.07.2020	106 443 950	2 139 686	128 993 470	2 592 966	235 437 420	4 732 652
30.10.2020	104 304 264	2 139 686	126 400 504	2 592 966	230 704 767	4 732 652
30.01.2021	102 164 577	2 139 686	123 807 538	2 592 966	225 972 115	4 732 652
30.04.2021	100 024 891	2 139 686	121 214 572	2 592 966	221 239 463	4 732 652
30.07.2021	97 885 205	2 139 686	118 621 605	2 592 966	216 506 810	4 732 652
30.10.2021	95 745 519	2 139 686	116 028 639	2 592 966	211 774 158	4 732 652
30.01.2022	93 605 832	2 139 686	113 435 673	2 592 966	207 041 506	4 732 652
30.04.2022	91 466 146	2 139 686	110 842 707	2 592 966	202 308 853	4 732 652
30.07.2022	89 326 460	2 139 686	108 249 741	2 592 966	197 576 201	4 732 652
30.10.2022	87 186 774	2 139 686	105 656 775	2 592 966	192 843 549	4 732 652
30.01.2023	85 047 088	2 139 686	103 063 809	2 592 966	188 110 897	4 732 652
30.04.2023	82 907 401	2 139 686	100 470 843	2 592 966	183 378 244	4 732 652
30.07.2023	80 767 715	2 139 686	97 877 877	2 592 966	178 645 592	4 732 652
30.10.2023	78 628 029	2 139 686	95 284 911	2 592 966	173 912 940	4 732 652
30.01.2024	76 488 343	2 139 686	92 691 945	2 592 966	169 180 287	4 732 652
30.04.2024	74 348 656	2 139 686	90 098 979	2 592 966	164 447 635	4 732 652
30.07.2024	72 208 970	2 139 686	87 506 013	2 592 966	159 714 983	4 732 652
30.10.2024	70 069 284	2 139 686	84 913 047	2 592 966	154 982 330	4 732 652
30.01.2025	67 929 598	2 139 686	82 320 080	2 592 966	150 249 678	4 732 652
30.04.2025	65 789 912	2 139 686	79 727 114	2 592 966	145 517 026	4 732 652
30.07.2025	63 650 225	2 139 686	77 134 148	2 592 966	140 784 374	4 732 652
30.10.2025	61 510 539	2 139 686	74 541 182	2 592 966	136 051 721	4 732 652
Maturity Date	0	61510 539	0	74 541 182	0	136 051 721

Schedule 10
Form of Guarantee

ON DEMAND GUARANTEE (NO. PÅKRAVSGARANTI)

(hereinafter the “Guarantee”)

Whereas EKSPORTKREDITT NORGE AS (“EKSPORTKREDITT”) has entered into a senior secured credit facility agreement with Höegh LNG Partners LP, registration no. [●], with registered offices at [●] (the "BORROWER") dated [●] (as it may be amended from time to time) (the "Facility Agreement") in the amount of USD 385,000,000 whereof EKSPORTKREDITT is Lender, inter alia, in respect of the Eksportkreditt Tranche in the amount of USD 56,166,667 (the "Principal Amount").

Definitions used in the Facility Agreement shall have the same meaning when used herein.

We [●] (the "GUARANTOR") hereby unconditionally and irrevocably guarantee, as for our own debt, the due and punctual repayment to EKSPORTKREDITT the amount of [●] equal to [●] per cent. ([●] %) of the Principal Amount outstanding at any time, plus [●] per cent. ([●] %) of all incurred and outstanding

(a)	interest,

(b)	default interest, and

(c)	all other amounts

payable by the BORROWER to EKSPORTKREDITT in accordance with the Facility Agreement.

[●] per cent. ([●] %) of the Principal Amount and items (a) – (c) above collectively referred to as the “Guaranteed Amounts”.

This Guarantee shall be payable immediately upon written demand (No. påkravsgaranti).

EKSPORTKREDITT may make a written demand under this Guarantee if (i) the Borrower in the opinion of EKSPORTKREDITT does not fulfil its payment obligations and/or (ii) any event occurs which in the opinion of EKSPORTKREDITT after consultation with the GUARANTOR constitutes an Event of Default under the Facility Agreement.

Following a demand under this Guarantee for the whole or part of the Guaranteed Amount, the GUARANTOR has the option to pay its guarantee liability (i) in a lump sum, or (ii) in the amount of [●] per cent. ([●] %) of each instalment remaining outstanding under the Facility Agreement, together with any other Guaranteed Amounts payable on the ordinary due date for each instalment.

In case of payment in a lump sum, the GUARANTOR shall compensate EKSPORTKREDITT for Break Costs.

The GUARANTOR agrees that, except for a notice of demand, EKSPORTKREDITT is not obliged to give notice of any kind hereunder.

The GUARANTOR agrees that any conflict or dispute of whatsoever nature (including but not limited to) between EKSPORTKREDITT and the BORROWER, has no impact on the GUARANTOR’s obligation to pay under this Guarantee.

All payments under this Guarantee shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, present or future taxes, charges or otherwise whatsoever) unless such deduction or withholding is required by law, in which case the GUARANTOR shall pay such additional amount as will ensure that EKSPORTKREDITT receives the amount which it would have received but for such deduction or withholding.

This Guarantee is valid until the Guaranteed Amounts have been paid in full. Notwithstanding the foregoing any and all claims must have been made no later than three (3) months after the [Maturity Date].

This Guarantee shall be governed by and construed in accordance with Norwegian law, and the GUARANTOR submits to the jurisdiction of the Norwegian Courts, with Oslo City Court as due venue.

Place__________________ Date_________________

GUARANTOR

______________________________________

(authorised signatory)

______________________________________

(signatures in block letters)

Schedule 11
Form of Compliance Certificate

To:	Nordea Bank Abp, filial i Norge as Agent

From:	Höegh LNG Partners LP

Dated:

HÖEGH LNG PARTNERS LP – UP TO USD 385,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 29 JANUARY2019 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the Borrower is in compliance with the Financial Covenants set out in Clause 24.2 (Financial condition of the Borrower) as follows:

(a)	Equity

The Equity of the Group was [     ] while the requirement is that the Equity shall be equal to or greater than the higher of:

(i)	25% of Total Assets; or

(ii)	USD 150,000,000.

(b)	Working Capital

The consolidated Working Capital of the Group was USD [                        ] and the requirement is that the consolidated Working Capital of the Group shall at all times be greater than zero.

(c)	Minimum Liquidity

The Cash and Cash Equivalents of the Group was USD [                 ] and the requirement is that the consolidated Cash and Cash Equivalents of the Group shall at any times be greater than the higher of:

(i)	USD 15,000,000; and

(ii)	The product of USD 2,500,000 and the number of vessels owned or leased by the Group and the Borrower’s (direct or indirect) pro rata ownership of such vessels, subject to a cap of USD 20,000,000.

(c)	Debt Service Cover Ratio

The Debt Service Cover Ratio of the Group was [      ] and the requirement is that the Debt Service Cover Ratio of the Group shall at all times be equal to or greater than 1.15:1.

3.	We confirm that the Borrower is in compliance with the requirement set out in Clause 24.2 (Financial condition of the Borrower) to always maintain a Working Capital greater than zero as follows:

Name of Borrower:	Working Capital in USD

4.	We confirm that the aggregate Market Value of the Vessels which are subject to Security Interest under the Transaction Security Documents is [ ] % and is thereby in compliance with Clause 26.1 (Minimum Market Value) which sets out that the Minimum Market Value (if applicable taken together with additional security provided pursuant to Clause 9.9 (Collateral Maintenance Test) shall not fall below 125%.

5.	We confirm that no Default is continuing.

6.	Enclosed are the latest financial statements to be delivered pursuant to Clause 23.1 (Financial Statements) as well as:

(a)	Appendix 1 - relevant supporting documentation and calculations to ensure compliance with Clause 26.1 (Minimum Market Value),

(b)	Appendix 2 - relevant outline to ensure compliance with Clause 26.3 (Insurances); and

(c)	Appendix 3 - relevant supporting documentation and calculations to ensure compliance with Clause 24 (Financial Covenants).

Yours sincerely,

For and on behalf of the Obligors:

By:
Name:
Title: CFO
Borrower: [ ]

Appendix 1 – Market Value (all amounts in USD)

Name of Vessel:	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value:

[Relevant valuation reports to be attached]

Appendix 2 – Insurances (all amounts in USD)

Name of Vessel:	Hull & Machinery	Freight Interest	Hull Interest	P&I	War risk	Insured Amount

Appendix 3 – Calculations for Financial Covenants

[Separate spreadsheet attached]

Schedule 12
Structure Chart

Schedule 13
Quiet Enjoyment Letter

To: [•] ("Lessee")

Re: [LNG floating storage and regasification vessel with. (IMO No. [●]) (the "Vessel")

1.	We refer to:

(a)	the international leasing agreement dated [•] between [Owner] as owner of the Vessel ("Owner") and [Lessee] as Lessee of the Vessel ("Lessee"), under which Owner agreed to let the Vessel to Lessee on the terms and conditions set out therein (the "Agreement"); and

(b)	the senior secured term loan credit facility dated [•] between [Owner] as borrower and [•] as lenders (the "Lenders"), under which the Lenders agreed to loan certain sums to [Owner] (the "Credit Facility").

2.

(a)	In consideration of Lessee signing the acknowledgement to the notice of assignment given by Owner to Lessee of Owner's assignment to the Lenders by way of security of its rights under the Agreement, and subject always to Lessee complying in all respects with its commitments under the Agreement, we, as mortgagee of the Vessel and on behalf of the Lenders (the "Mortgagee"), hereby agree and undertake that we shall not, directly or through the actions of others, take any action which may interfere directly or indirectly with or otherwise disturb Lessee's exclusive, quiet and peaceful use, possession, employment and enjoyment of the Vessel in accordance with the terms of the Agreement and that Lessee will be allowed unfettered use of the Vessel in accordance with the terms of the Agreement.

(b)	The commitments in Paragraph 2(a) do not extend to committing the Mortgagee to preserving Lessee's quiet enjoyment of the Vessel if: (i) Lessee has breached the terms of the Agreement; and (ii) such breach entitles Owner under the terms of the Agreement to withdraw" the Vessel from service or otherwise terminate the Agreement, whether or not Owner has exercised its right to terminate the Agreement.

3.	Further, the Mortgagee also hereby agrees and undertakes that if an Event of Default (as that term is defined in the Credit Facility) has occurred and is continuing, except in the circumstance described Paragraph 2(b) above, the Mortgagee will not exercise any rights it may have against the Vessel, except as provided below.

Lessee agrees that if:

(a)	the Mortgagee notifies Lessee that an Event of Default (as that term is defined in the Credit Facility) has occurred and is continuing and that either the Mortgagee or its designee wants to assume Owner's rights, obligations and liabilities under the Agreement and be substituted for Owner under the Agreement (the "Substitute Owner"), which notice shall give Lessee details of the Substitute Owner, and

(b)	the Substitute Owner is an entity which has the financial and technical capacity to perform Owner's obligations under the Agreement, then if (x) Lessee approves of the Substitute Owner in writing, which approval may not be unreasonably withheld, and shall be deemed given if not disapproved in writing by Lessee within 15 days after such notice, and (y) the Substitute Owner agrees that the assumption of obligations and liabilities by the Substitute Owner shall include all of the Owner's obligations and liabilities under the Agreement to the fullest extent they remained unperformed or unpaid at the time of assumption (including any obligations in respect of the Purchase Option (as such term is defined in the Agreement)), the Lessee shall enter into a novation agreement (in form and substance satisfactory to Lessee) with Owner and Substitute Owner in relation to the Agreement and, following such novation, Lessee shall continue to perform Lessee's obligations under the Agreement in favour of the Substitute Owner.

4.	Nothing in this letter shall create any additional obligations or liabilities on Lessee under the Agreement and nothing in this letter shall modify or limit any of Lessee's rights or benefits under the Agreement.

5.	This letter and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this letter or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law, and any dispute relating to it shall be subject to arbitration in accordance with the procedures set forth in the Agreement.

For and on behalf of
[•]
as Agent and Security Agent/Mortgagee

Name:
Capacity:

In consideration for the Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, we hereby agree to the terms set out above and hereby consent to, and agree to be bound by, the foregoing letter.

For and on behalf of

[LESSEE]

Name:
Capacity: